Exhibit 13.1

                                    FORM F-2


                                  ANNUAL REPORT


             Under Section 13 of the Securities Exchange Act of 1934

                   For the Fiscal Year Ended December 31, 1995


                         F.D.I.C. Certificate No. 27245

                                 FIRSTSOUTH BANK

                                 North Carolina

                  I.R.S. Employer Identification No. 56-1597145

                  2946 S Church Street, Burlington, N.C. 27215

                         Telephone Number (910) 570-6000

           Securities Registered Under Section 12(b) of the Act: None

              Securities Registered Under Section 12(g) of the Act:

                      COMMON STOCK WITH $3.33 1/3 PAR VALUE


FirstSouth Bank, hereafter referred to as (the "Bank"), has filed all reports required to be filed by Section 13 of the Securities Exchange Act of 1934 during the preceding twelve months (or for such shorter period that the Bank was required to file such reports) and has been subject to such filing requirements for the past ninety days. Yes _X___ No_____






The aggregate market value of the Bank's voting stock held by non-affiliates as of December 31, 1995, was $25,901,280 based upon a price of $15.00 per share. As of December 31,1995 the Bank had 1,726,752 outstanding shares of common stock, $3.33 1/3 par value, after giving effect to the 5% and 10% stock dividend paid in February and October 1994, respectively.

                  DOCUMENTS INCORPORATED BY REFERENCE

                  1. Proxy Statement dated March 25, 1996 for Annual Meeting of Shareholders to be held on April 24, 1996 (the "Proxy Statement"). The Proxy Statement is incorporated by reference in Part III of Form F-2.

                  2. 1995 Annual Report to Shareholders (the "Annual Report"). The Annual Report is incorporated by reference in Part I and Part II of Form F-2.

ITEM 1:           BUSINESS

         (a) Business done and intended to be done by the Bank: See Annual Report page 1, which is incorporated herein by reference.

         (b) Material changes and developments:

                 (1) Competitive conditions in the industry and the Bank:
                     See Annual Report pages 16 and 18, section titled "Deposits", which is incorporated herein by reference.

                 (2) No material portion of the Bank's deposits has been
                     obtained from a single person or a few persons.

                 (3) Principal services rendered by the Bank, principal markets for, and methods of distribution of such services:
                     FirstSouth bank is a full service bank serving both Alamance and Caswell Counties.

                 (4) Patents, Trademarks, etc.:
                     None.

                 (5) (i) The estimated dollar amount spent on material research activities:
                           None.
                    (ii) Public announcements about new products or lines of
                         business:
                           None.
                  (iii) Number of employees engaged in material research:
                           The Bank has not utilized any staff for material research.

                  (6) Effects of  compliance  with  Federal,  State,  and local regulations on the discharge of materials into the environment:
                      None.

                  (7) The number of persons employed by the Bank:
                      65 employees.

                  (8) Seasonal nature of the Bank's business:
                      None.

(C) Recent Developments

    On March 12, 1996, the Board of Directors of FirstSouth Bank declared a 5% stock dividend for all shareholders of record on April 1, 1996 to be paid on April 15, 1996. Due to the timing of the declaration, this stock dividend has not been disclosed in the 1996 Annual Report.

    The following information has been included to highlight the retroactive effects of the 5% stock dividend on December 31, 1995 references to shareholders' equity and per share amounts for all the years presented.

Per Share Data

    Primary and fully diluted net income per share has been computed by dividing net income applicable to common shares by the weighted average number of shares of common stock and common stock equivalents of dilutive stock options outstanding during the years presented.

SELECTED FINANCIAL DATA (As restated for 5% stock dividend declared on March 12, 1996)
(Year Ended December 31)


                                    1995         1994         1993         1992         1991

Statement of Operations:
   Net Interest Income           $6,790,908   $5,782,677   $4,757,419   $3,953,894   $3,300,654
   Provision for Loan Losses        195,000      215,000      310,000      385,000      270,000
   Other Operating Income         1,124,403    1,058,733    1,272,015      854,335      557,233
   Operating Expenses             4,905,597    4,411,965    3,919,473    3,365,880    3,093,968

   Income Before Taxes            2,814,714    2,214,445    1,799,961    1,057,349      493,919
   Income Taxes                   1,002,000      804,000      659,000      355,000      166,000

   Net Income                     1,812,714    1,410,445    1,140,961      702,349      327,919

As Presented...Before 5% Stock Dividend:

Per Average Share:
   Net Income - Primary               $1.00        $0.80        $0.68        $0.42        $0.20
   Net Income - Fully Diluted         $0.98        $0.80        $0.68        $0.42        $0.20

Per Share:
   Book Value at Year-End             $9.35        $8.29        $7.74        $7.18        $6.76

Weighted Average Shares Outstanding:
   Primary                        1,821,217    1,763,897    1,685,349    1,675,590    1,670,809
   Fully-Diluted                  1,847,925    1,772,415    1,685,349    1,675,590    1,670,809

After Restatement for the 5% Stock Dividend:

Per Average Share:
   Net Income - Primary               $0.95        $0.76        $0.64        $0.40        $0.19
   Net Income - Fully-Diluted         $0.93        $0.76        $0.64        $0.40        $0.19

Per Share:
   Book Value at Year-End             $8.91        $7.89        $7.37        $6.84        $6.43

Weighted Average Shares Outstanding:
   Primary                        1,912,278    1,852,092    1,769,616    1,759,370    1,754,349
   Fully-Diluted                  1,940,321    1,861,036    1,769,616    1,759,370    1,754,349

FirstSouth Bank
Pro Forma Statement of Shareholders' Equity (As restated for 5% stock dividend declared on March 12, 1996)
Balances as of December 31, 1995


                                                                                           Pro Forma
                                            Balance As           Adjustments              Balance After
                                            Presented             Incr (Dcr)              Stock Dividend
Shareholders' Equity
   Common stock, $3.33 par value            $5,755,783              $287,502                 $6,043,285
   Surplus                                  $8,013,011            $1,007,553                 $9,020,564
   Undivided profits                        $2,367,491           ($1,295,055)                $1,072,436
   Net Unrealized                               $9,849                    $0                     $9,849
                                           -----------           -----------                -----------
                                           $16,146,134                    $0                $16,146,134
                                           -----------           -----------                -----------

Adjustment is based on a cumulative stock dividend of 86,337 shares being issued with a current market value of $15.00 per share at March 12, 1996.

Item 2:           PROPERTIES
         (a)      Leased properties:
                  Downtown banking office: 509 South Lexington Avenue, Burlington, North Carolina . Lease term is for thirty months with three five year options, commencing February 1, 1988. The second five year option has been exercised.

         (b)      Owned properties:
                  Main Office: 2946 South Church Street, Burlington, North Carolina.

                  Graham office: two parcels of real estate located at 828 South Main Street and 832 South Main Street in Graham, North Carolina.

                  Mebane Office: 900 South Mebane Oaks Road, Mebane, North Carolina.

                  Yanceyville Office, 25 South Main Street, Yanceyville, North Carolina.

Item 3:           LEGAL PROCEEDINGS

                  None

Item 4:         SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

                  See Proxy Statement, page 2, beginning with section titled OWNERSHIP OF SECURITIES BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT through page 4 up to section titled PROPOSAL I ELECTION OF DIRECTORS, which is incorporated herein by reference.

Item 5:           MARKET FOR THE BANK'S COMMON STOCK AND RELATED SECURITY
                  HOLDER MATTERS

         (a) There is not an active trading market for the shares of common stock of the Bank and trades involving the stock have been infrequent and made primarily on the basis of private negotiations and transactions through market makers. Stock quotes are listed in the Burlington Times-News and the Greensboro News & Record. Scott & Stringfellow, Inc., A.G. Edwards & Sons, Inc. and J.D. Bradford & Co., registered broker-dealers, have been listed as market makers for the Bank's common stock. As quoted in the Burlington Times-News the quarterly high and low quoted bid prices for the Bank's common stock have been as follows:

                                                         Bid Price of the
                  Quarter Ended                         Bank's Common Stock
                                                      High                Low


                  Mar 31, 1993                       $ 9.25            $ 8.75

                  Jun 30, 1993                       $10.00            $ 9.25

                  Sep 31, 1993                       $10.00            $10.00

                  Dec 31, 1993                       $10.00            $10.00

                  Mar 31, 1994                       $10.75            $10.00

                  Jun 30, 1994                       $10.75            $10.75

                  Sep 31, 1994                       $11.50            $10.75

                  Dec 31, 1994                       $12.00            $11.50

                  Mar 31, 1995                       $12.00            $12.00

                  Jun 30, 1995                       $12.50            $12.50

                  Sep 31, 1995                       $12.50            $12.50

                  Dec 31, 1995                       $16.00            $12.50


         (b) As of December 31, 1995, FirstSouth had 1,279 stockholders of record.

         (c) Holders of the Bank's common stock are entitled to dividends paid by the Bank when and if declared by the Board of Directors from funds legally available whether in cash or in stock; provided, however, that the declaration and payment of dividends by the Board of Directors is subject to the rules and regulations of the North Carolina State Banking Commission and the FDIC governing the manner and amount of dividends which may be paid to stockholders of the Bank and the methods, if any, by which permanent capital reserve may be retired or reduced.

                  As a condition of being granted its North Carolina Charter, the Bank agreed not to pay cash dividends on its common stock for three years following the date the Bank commenced business. After May 16, 1991 cash dividends may be declared and paid by the Bank based on the Board of Directors' evaluation of the Bank's income and financial condition, general business conditions and tax and regulatory considerations (including the requirement that the Bank's equity capital be maintained at certain minimum levels).

                  Under North Carolina law applicable to banks, cash dividends may only be paid out of undivided profits; provided, however, that if a bank having capital stock of $15,000 or more, such as the Bank, has surplus which is less than 50% of its paid-in capital stock, no dividend may be declared until the Bank has transferred from undivided profits to surplus 25% of its undivided profits or any lesser percentage necessary to raise surplus to an amount equal to 50% of paid in capital stock. Also, under the Federal Deposit Insurance Act, no dividend may be paid by an FDIC-insured bank if that bank is in default on any assessment due the FDIC.

                  FirstSouth's Board of Directors, at their January 1993 meeting, declared the Bank's first quarterly cash dividend of $.04 per share. This dividend was payable on February 15, 1993 to shareholders of record on January 31, 1993. This Dividend of $.04 per share was paid quarterly in 1993. In January of 1994, the Board increased the quarterly dividend to $.05 per share. This rate was paid quarterly in 1994. Also, in 1994, FirstSouth paid stock dividends of 5% and 10% in February and October, respectively. These dividends were funded by transferring funds from the Bank's undivided profits (Retained Earnings) account to appropriate paid-in Capital stock accounts. The Bank met all regulatory requirements for paying these stock dividends.

                  In January 1995, the Board increased the quarterly cash dividend to $.06 per share to be paid on February 15, 1995. Subsequent quarterly dividends will be authorized by the Board of Directors.


                  On March 12, 1996 the Board of Directors declared a 5% stock dividend to be issued April 15, 1996 to shareholders of record April 1, 1996. The stock dividend to be paid is in addition to an increase in the quarterly cash dividend from $.06 to $.07 per share announced in January 1996.

Item 6:           SELECTED FINANCIAL DATA

                  See Annual Report, page 10, table 1, titled "SELECTED FINANCIAL DATA", which is incorporated herein by reference.

Item 7:           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                    AND RESULTS OF OPERATIONS

                  See  Annual  Report,  pages  11  through  18,  section  titled
"MANAGEMENT'S  DISCUSSION  AND  ANALYSIS",   which  is  incorporated  herein  by
reference.



Item 8:           FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                  The financial Statements and related notes, together with the Independent Auditors Report thereon of KPMG Peat Marwick dated January 16,1996 appearing on pages 19 to 31 of the accompanying FirstSouth Bank Annual Report to Stockholders for 1995 are incorporated by reference in this Form F-2 Annual Report.


Item 9:           EXECUTIVE OFFICERS OF THE BANK

         (a)      Directors of the Bank:
                  See Proxy Statement page 4, beginning with titled ELECTION OF DIRECTORS, through page 6, herein incorporated by reference.

         (b)      Principal Officers of the Bank:

                  Name                  Age   Position Held with the Bank

                  Wade Williamson, Jr.  48    President/Chief Executive Officer
                                              since its origination.

                  Charles Canaday, Jr.  34    Senior Vice President/Chief
                                              Lending Officer since its
                                              origination.

                  Sandra Frank          57    Secretary of FirstSouth Bank since
                                              1988.

                  David Spencer         33    Senior Vice President/Chief
                                              Financial Officer since January
                                              1991.

Business Experience of Principal Officers

The principal occupation of each principal officer during the last five years is as follows:

             Name                     Principal Occupation for Past Five Years

             Wade Williamson, Jr.     President/CEO FirstSouth Bank since 1988.

             Charles Canaday, Jr.     Senior Vice President/Chief Lending
                                      Officer FirstSouth Bank since 1988.

             Sandra Frank             Corporate Secretary of FirstSouth Bank
                                      since 1988.

             David Spencer            Senior Vice President/Chief  Financial
                                      Officer, FirstSouth Bank since 1991.

Item 10:          MANAGEMENT COMPENSATION AND TRANSACTIONS

                  See Proxy Statement, page 7, beginning with section titled EXECUTIVE COMPENSATION through page 9, up to section titled TRANSACTIONS WITH DIRECTORS AND PRINCIPAL OFFICERS which is incorporated herein by reference.



Item 11:          FINANCIAL STATEMENTS AND EXHIBITS

            A. 1. Financial Statements
                  The following financial statements are included herein through incorporation by reference from pages 19 through 31 of the Annual Report to Stockholders.

                  a. Independent Auditors' Report

                  b. Consolidated Balance Sheets
                      at December 31, 1995 and 1994

                  c. Consolidated Statements of Operations for the years ended
                      December 31, 1995, 1994 and 1993

                  d. Consolidated Statements of Cash Flows for the years ended
                      December 31, 1995, 1994 and 1993

                  e. Consolidated Statements of Shareholders' Equity for the
                      years ended December 31, 1995, 1994 and 1993


                  f. Notes to Consolidated Financial Statements

         A. 2.    Financial Statement  Schedules
                  Information required by the schedules is included in the financial statements.

         B.       Reports on Form F-3
                  None

         C.       Exhibits. The following exhibits are attached hereto:
                  Exhibits No.      Description

                          1.       Proxy Statement
                          2.       Annual Report

                  Additional Exhibits. The Following exhibits are incorporated herein by reference from the Bank's Form F-1:

                           1. Lease agreement pertaining to office located at 509 S. Lexington Avenue, Burlington, N.C.

                           2.      Employment contract with Wade Williamson, Jr.

                           3.      FirstSouth Bank 1988 Stock Option Plan for
                                   Directors
                           4.      FirstSouth Bank Stock Option Plan for Key
                                   Employees

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FirstSouth Bank



By  /s/ Wade Williamson, Jr.      Title    President/CEO        Date  3/25/96
    ------------------------
      Wade Williamson, Jr.


By  /s/ David B. Spencer          Title    SVP/CFO              Date  3/25/96
    --------------------
        David B. Spencer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


1.       Signed /s/ Wade Williamson, Jr.  Title    Director      Date  3/25/96



2.       Signed /s/ Jerome Taylor         Title    Director      Date  3/25/96



3.       Signed /s/ E.B. Armstrong, Jr.   Title    Director      Date  3/25/96


4.       Signed /s/ W.E. Love, Jr.        Title    Director      Date  3/25/96


5.       Signed /s/ Jack R. Lindley       Title    Director      Date  3/25/96



6.       Signed /s/ W.A. Hawks            Title    Director      Date  3/25/96



7.       Signed /s/ James B. Crouch, Jr.  Title    Director      Date  3/26/96



8.       Signed /s/ Eda C. Holt           Title    Director      Date  3/26/96



9.       Signed /s/ Earl Pardue           Title    Director      Date  3/27/96


EXHIBIT 1

                                   FIRSTSOUTH
                                      BANK


                           (Four photos appear here)


       A  G R O W I N G  B A N K  I N  A  G R O W I N G  C O M M U N I T Y
                       1 9 9 5  A N N U A L  R E P O R T

"OUR NICHE IS PROVIDING THE COMMUNITIES WE SERVE WITH FAST AND EFFICIENT LOAN DECISIONS, COMPETITIVE PRODUCTS, AND PERSONAL SERVICE ON A FIRST NAME BASIS."


(Four photos appear here)


                          T A B L E  O F  C O N T E N T S

Financial Highlights....................................     2
Message to Shareholders.................................     3
A Growing Bank / A Growing Community....................     6
Management's Discussion and Analysis....................    10
Independent Auditors' Report............................    19
Consolidated Balance Sheets.............................    20
Consolidated Statements of Operations...................    21
Consolidated Statements of Shareholders' Equity.........    22
Consolidated Statements of Cash Flows...................    23
Notes to Consolidated Financial Statements..............    24
Boards of Directors.....................................    32
Banking Offices / Management............................   IBC
Shareholder Information.................................   IBC

F I R S T S O U T H   B A N K   (bullet)   A   P R O F I L E

FirstSouth Bank is a state-chartered, full-service commercial bank which operates under the rules and regulations of the Federal Deposit Insurance Corporation (FDIC) and the North Carolina State Banking Commission.
        Through five offices located in Alamance and Caswell counties, the Bank offers a full range of banking and financial services to individuals and small to medium-sized businesses. A variety of credit and deposit services are available to our customers, including commercial and residential mortgage loans, construction financing, credit cards, and equity lines of credit.
       As a locally owned and operated community bank, FirstSouth is devoted to providing our customers and communities excellent service and support. Each of our offices have longer banking hours during the week, and most operate until noon on Saturday. Also, we provide our customers with the convenience of banking "24 hours a day" through FirstSouth automated teller machines (ATM's) and the HonorTM and CirrusTM networks. With our telephone information system, Access24, our customers may obtain personal account information 24 hours a day.


(Ten photos appear here)


Hospital photograph courtesy Alamance Regional Medical Center.
Elon College photograph courtesy Elon College by Scott Suchman.


F I R S T S O U T H   B A N K   1 9 9 5   A N N U A L   R E P O R T       1

F I N A N C I A L   H I G H L I G H T S   1 9 9 5  (Top of Page)


                                                          Years Ended December 31,               Increase
                                                         1995                  1994             (Decrease)


E A R N I N G S   D A T A

Net Income.......................................   $    1,812,714       $     1,410,445           28.52%
Net Interest Income..............................        6,790,908             5,782,677           17.44
Provision for possible loan losses...............          195,000               215,000          ( 9.30 )
Other Operating Income...........................        1,124,403             1,058,733            6.20
Operating Expense................................        4,905,597             4,411,965           11.19

B A L A N C E   S H E E T   D A T A

Total Assets.....................................    $ 169,353,926         $ 143,608,824           17.93%
Total Loans......................................      116,166,005            94,686,649           22.68
Total Deposits...................................      151,371,777           128,560,431           17.74
Shareholders' Equity.............................       16,146,134            13,988,586           15.42

P E R   S H A R E   D A T A

Net Income - Primary.............................    $        1.00         $        0.80           25.0%
Net Income - Fully-diluted.......................             0.98                  0.80           22.50
Book Value.......................................             9.35                  8.29           12.79
Stock Price......................................            15.00                 12.00           25.00


      NET INCOME                                    TOTAL ASSETS
At Year End (bullet) In Thousands          At Year End (bullet) In Millions

(Net Income chart appears here.             (Total Assets chart appears here.
Plot points are below.)                         Plot points are below.)


1990  1991  1992  1993   1994    1995      1990  1991  1992  1993  1994  1995
$264  $328  $702  $1,141 $1,410 $1,813     $76   $93   $106  $116  $143  $169


2  F I R S T S O U T H   B A N K   1 9 9 5   A N N U A L   R E P O R T

M E S S A G E   T O   S H A R E H O L D E R S


To Our Shareholders:

     For FirstSouth Bank, 1995 was a year of focused management direction, continued stability and improved financial performance. As a result, FirstSouth Bank further strengthened its position in our mission:
(bullet) To be the premier  bank in our markets of  Alamance and Caswell

         Counties by providing the highest level of banking services to our customers;
(bullet) To protect and preserve the assets and deposits entrusted to us; (bullet) To maximize our shareholders' equity; and (bullet) To manage all operations of the Bank consistent with the highest standards of bank performance.

Full Service Banking Is A High Priority
     In order to be the premier bank in our markets, the management of FirstSouth realizes that we must remain on the cutting edge in the banking services we provide to our valued customers. In 1995 the Bank entered the market with several new product offerings designed to better meet the financial services needs of our customers.
     One such product was a Medical Emergency Certificate of Deposit that enables our customers to lock in a rate for a twelve month period, while providing them with the ability to withdraw the funds for a medical emergency without an early withdrawal penalty . This product has been very well received by our mature market customers. Also on the retail side, FirstSouth installed an automated teller machine (ATM) at Alamance Regional Medical Center, giving the Bank a total of five ATM's in Alamance and Caswell Counties. Another technological enhancement was an upgrade to our 24 hour telephone information system, Access24, that allows the Bank to better meet the needs of our customers.
     New loan products offered by FirstSouth in 1995 included a construction/permanent mortgage loan package that offers the advantage of lower overall closing costs and a home improvement loan with attractive interest rates and terms. An advertising campaign was commenced in 1995 emphasizing the Bank's lending efforts. The ads feature the slogan, "It's A Local Call," and accentuate the fact that FirstSouth loan decisions are made at the local level by loan officers with extensive lending experience in our communities.

Earnings Were Up 29%
     For the seventh consecutive year, FirstSouth generated record earnings. For the year, the Bank earned $1,812,714, which represents a 29% increase over the $1,410,445 net profit figure reported in 1994. As a result, fully-diluted earnings per share increased 22% to $0.98, up from $0.80 just one year


(Photo appears here of D. Earl Pardue, Wade Williamson and Jerome B. Taylor)

                   D. Earl Pardue, Chairman; Wade Williamson,
                President & CEO; Jerome B. Taylor, Vice Chairman


3  F I R S T S O U T H   B A N K   1 9 9 5   A N N U A L   R E P O R T

M E S S A G E   T O   S H A R E H O L D E R S


ago. Our record year for earnings also effected improvement in return on average assets, which reached 1.18% in 1995 and return on average equity, which rose to 12.21%. Both were all-time highs for FirstSouth.
     FirstSouth's record year for all profitability measures was the result of a number of key factors. The most significant contributors were a 17% increase in net interest income and a 6% gain in service charge and other fee income.
Additionally, the Bank's efficiency ratio, an important productivity measure, improved to 62.0% from 64.5% in 1994.

Growth Remains Steady
     As we continue to meet the needs of our customers in our local communities, FirstSouth enjoyed another year of impressive growth. Total assets grew by 18% from $143.6 million to $169.4 million. A 22.7% growth rate in the loan portfolio accounted for much of this increase as total loans were $116.2 million as of December 31, 1995, compared to $94.7 million in 1994. Total deposits also expanded from $128.6 million in 1994 to $151.4 million in 1995, representing a 17.7% rate of growth.
     FirstSouth continues to follow a strategy of prudent growth by further expanding our presence in existing markets. We are convinced that as we strive to be the premier bank in our communities that continued impressive growth will be a natural result.

A Commitment To High Asset Quality Remains Strong One of the bellwether characteristics of FirstSouth has been a strong commitment to maintaining the highest possible level of asset quality. In 1995 we continued to achieve success in this area, comparing favorably to banks of similar size around the country and in North Carolina.
     Net charge offs of $40,000 were only 0.04% of average loans outstanding. The level of nonperforming assets as of December 31, 1995 also remained quite low at $64,000, representing only 0.04% of total assets. As a result of the continued high asset quality, the allowance for loan losses as a percentage of outstanding loans was reduced from 1.55% in 1994 to 1.39% at the end of 1995. Given the historically low levels of net charge offs, nonperforming assets and overall delinquencies, the allowance for loan losses should be more than adequate to absorb inherent losses in the loan portfolio.

Our Shareholders Continue To Be Rewarded
     FirstSouth stock, up a total of 25% for the year, continues to provide a good return on investment to our shareholders. Once again, the Bank increased its annual cash dividend to $0.24 per share. This represented a 20% increase over the annualized level of $0.20 per share paid in 1994, which was also up considerably over the annualized level of $0.16 paid in 1993.
     We expect future profits to come from increasing our market share in the communities we serve by concentrating on what we do best. We remain confident that the long term outlook for FirstSouth is most attractive.

Our Most Valuable Assets
     The foundation of FirstSouth's mission is a focus on the customer. It is our belief at FirstSouth that our employees are our most valued assets as we seek to maintain a customer focus. We added


4  F I R S T S O U T H   B A N K   1 9 9 5   A N N U A L   R E P O R T

M E S S A G E   T O   S H A R E H O L D E R S

two loan officers in 1995 with an aggregate of over 45 years of experience in Alamance County. We also hired an employee in 1995 to focus full-time on training. All of our branch employees attended numerous training sessions to further raise the awareness of customer service within the organization.
     We are proud of the accomplishments of each of our employees during 1995.

A More Efficient Operation
     Technology within the banking industry has advanced at a rapid pace in recent years. Fortunately, FirstSouth is in a position to react quickly to these changes. In 1995, the Bank entered into a strategic alliance with an outside vendor that is providing an efficient, cost effective means of check processing and statement rendering that will serve the needs of our customers well into the future. Additionally, this vendor alliance has effected a savings for the Bank in overhead costs.
     In 1995 new PC-based technology was also installed throughout our branch network that is enabling FirstSouth's loan officers and customer service representatives to open new loan and deposit accounts in approximately half the time as previously required under the old manual systems. While these technologically advanced systems involved substantial up-front costs, the benefits have already begun to pay dividends in the form of better customer service and improved employee efficiency.
     Overall, the technological enhancements and out-sourcing alliance undertaken in 1995 will allow the Bank's management to focus more attention on revenue enhancement and less time on managing the overhead function.

Our Vision For The Future
     To us, community banking implies the highest standards of customer service. We take great pride in our customers' reactions to the personal and professional attention they receive at FirstSouth Bank. Whether making a deposit with a branch teller in Mebane or discussing a real estate purchase with a loan officer in Burlington, our customers depend on us for individualized, direct and resourceful service.
     During 1995, FirstSouth Bank reemphasized its focus as a full-service commercial bank. We committed ourselves to meeting the needs, interest and expectations of individual and business customers in the communities we serve. With more experienced, better trained employees, extended hours of operation and expanded technological capabilities, we will strive to continue on the cutting edge of providing the high quality customer service that sets us apart from our competitors.

     As always we are grateful to our shareholders and staff for your strong support, and we welcome your comments and suggestions.



Sincerely,

/s/ D. Earl Pardue

D. Earl Pardue
Chairman

/s/ Jerome B. Taylor

Jerome B. Taylor
Vice Chairman

/s/ Wade Williamson

Wade Williamson
President and Chief Executive Officer

5  F I R S T S O U T H   B A N K   1 9 9 5   A N N U A L   R E P O R T

A   G R O W I N G   B A N K



         In a banking environment where customers are short on time and long on choices, FirstSouth has continually made the extra effort in service to add value to its marketplace distinction as a true "community bank" - a bank that meets the needs, interests and expectations of the communities it serves.

(Photo appears here of Rene McKinney)
Customer Service Representative-of-the-Year for 1995 was Rene McKinney. Rene is a CSR in our Mebane Office.

(Photo appears here of Sylvia Edwards)
Teller-of-the-Year for 1995 was Sylvia Edwards. Sylvia is a teller in our Downtown Burlington Office, located on South Lexington Avenue.

         Each year, more and more people are realizing that FirstSouth is truly their "community bank", based on our reputation for a proven, long-term commitment to our community and our innovative approach to customer service, products, and growth.

(Photo appears of Office-of-the-Year)

Office-of-the-Year for 1995 was our Edgewood Village Office. Pictured left to right are: (seated) Sandy Coffey, Susan Fitch, Dawn Griswold, and Tracy Gilliam; (standing) Bonnie Moore, Katrine Montgomery, Vicki Lovett, Melinda Lowe, Peggy Moran, Rhonda Owen, Leigh Andrews, Carole Johnson, and Charlotte Hinson.

      A leading factor in that growth are the employees at FirstSouth. Realizing this, each year the Bank recognizes employees who have excelled in fulfilling our bankwide goal of providing superior service to each of our customers. (Award winners for 1995 are pictured to the left.) We are not only proud of these individuals, but of the efforts and accomplishments of each of our employees during 1995.

(Photo appears here of advertising campaign themed "It's A Local Call")

     During 1995, the Bank continued promoting its 'people' as part of our on-going marketing efforts. We also implemented a new advertising campaign themed "It's A Local Call". This effort evolved from the fact that we are locally based in the communities we serve, and that the answers to your banking questions are only a local telephone call away. During a time when our larger competitors are regionalizing their decision making process to fit the masses, our decisions are made locally to meet our customer's individual needs.
         As for products, we continue to offer innovative and competitive services. Our No Penalty CD remained a popular alternative to conventional CD products once again in 1995, and another version of this product - the Medical Emergency CD - was introduced in the fall.
         Due  to  extraordinary   customer  response,   the  Access24  telephone


6  F I R S T S O U T H   B A N K   1 9 9 5   A N N U A L   R E P O R T

A   G R O W I N G   B A N K

information system was upgraded to make even more information available to our customers.

(Photo appears here of Credit Card and ATM Card)


         At FirstSouth, "community banking" implies the highest standards of customer service. To maintain our lead in this most important competitive criterion, we have undertaken a bank-wide effort to provide our branch network with the latest technology. This investment in technology will enable our customer service staff to respond more accurately, efficiently and professionally to the customers' need.

(Photo appears here of training class)
On-going training in all aspects of banking procedures is paramount to our employees providing knowledgeable and efficient service.


         In partnership with the latest technology, we have placed a strong emphasis on continuing education. Our employees continually participate in sales and customer service training programs to ensure they are prepared to deliver knowledgeable service to our customers. These efforts better equip our employees with the knowledge and skills to more fully serve our customers.

(Photo appears here of person at ATM)
Convenient ATM locations are only one component of FirstSouth's full range of banking services.

         In 1996, our goals are to provide an on-line cash management product to our commercial customers, a bill paying and home banking option to retail customers, and an even further expansion of the Access24 system. Each of these efforts are implemented with one underlying strategy in mind - to provide our customers with the products and services they need and desire. Simply stated while our larger competitors market to the masses, we market to the individual.

(Photo appears here of bank employee and customer)
During 1995 the Bank installed an upgraded deposit and account processing system, allowing our customer service staff to provide faster and more efficient service to new and existing customers.


         With convenient office locations, extended hours of operation, Saturday Banking, competitive products and rates, expanded ATM capability, and outstanding personal service, our customers are reminded day after day that FirstSouth Bank's brand of community banking is a genuine benefit.



7  F I R S T S O U T H   B A N K   1 9 9 5   A N N U A L   R E P O R T

A   G R O W I N G   C O M M U N I T Y



         We realize that the long-term success of FirstSouth Bank is heavily dependent upon a progressive economic environment in which to do business. The industry experts continually speak of the "perfect area" for community banking as one that is large enough to be diversified economically, strategically located geographically, yet small enough for the bank to make a community-wide impact. We believe that the Alamance and Caswell communities are "the" perfect areas for community banking to thrive.

(Photo appears here of map of Alamance and Caswell communities)

         With four of our five banking offices located on the Interstate
85/40 corridor, we feel that FirstSouth is strategically positioned to reap the benefits of an ever growing economic and population base. Alamance County is home to a number of national and international firms, the most prominent being LabCorp, one of the nations largest clinical laboratory networks, which is headquartered in Burlington.

(Photo appears here of Doctors Wade and Morrisey with Casey Owen)

Continued growth in the area's medical community was evident during 1995 with the expansion or opening of several new medical facilities. Pictured here are Drs. Wade and Morrisey, of Cornerstone Medical Center, with Casey Owen.


         With convenient access to the interstate highway system, Alamance County, the halfway point between the Triangle and the Triad, is becoming home to many whom work in the larger cities. The Mebane area is recognized as one of the fastest growing locales in the state, realizing an almost 50% increase in population over the past several years. Due to its strategic location, Alamance County has experienced tremendous growth within the residential housing market. FirstSouth's mortgage department has been very active in providing construction and permanent financing for the housing industry.


(Photo appears here of Caswell Pines Golf Club)

Caswell Pines Golf Club is an 18 hole championship course just east of Yanceyville in Caswell County. This residential golf community is sure to become one of the area's more appealing communities in which to live.


         The medical community within Alamance County has exhibited tremendous growth over the past several years. Spurred by the completion of the state-of-the-art Alamance Regional Medical Center (ARMC), many new medical facilities have either opened or are in the planning stages. The area around the ARMC will be a major source of pride and development for


(Photo appears here of The Mebane Arts & Community Center)

The Mebane Arts & Community Center is a multipurpose facility featuring an exhibition gallery, meeting rooms, kitchen facilities, a gymnasium (with stage), ball fields, and more, and a year-round schedule of programs and activities.


8  F I R S T S O U T H   B A N K   1 9 9 5   A N N U A L   R E P O R T

A   G R O W I N G   C O M M U N I T Y



years to come. In addition to providing much of the financing for the medical community in Burlington, FirstSouth will finance a planned medical facility in the Mebane area which is to be a satellite office of ARMC.

(Photo appears here of Elon College)
Elon College, a private,  four-year  institution,  enrolls  approximately  3,400 students. The recently completed Moseley Center has become symbolic of the school's growth and commitment to excellence in education.

         As a new member of the Caswell County community, FirstSouth has taken an active role in supporting the business and public sectors of the county. Aside from a growing industrial and service base, plans are now underway for redevelopment of the downtown 'courthouse square' of Yanceyville, which should lead to a resurgence in commerce in the downtown area.
         Another FirstSouth tradition we reaffirmed during 1995 was our involvement with nonprofit activities that make our communities better places to live and work. We encourage everyone in the bank to volunteer time and money to organized activities as varied as the United Way, Special Olympics, local community festivals, Habitat for Humanity, and the Alamance Foundation.

(Photo appears here of Phil Motley and Charles Canaday)
As Alamance County and the surrounding area continues its strong growth in housing and business opportunities, FirstSouth's commercial and consumer lenders are eager to help. Here Phil Motley (l) and Charles Canaday review a plat layout for one of the area's many expanding residential communities.

         Once again, FirstSouth proved that while the practice of community banking means a sales and service business culture, the "spirit" of community banking means local dedication in a fuller sense - one not geared for business gain but simply to enhance the quality of life in our communities.
         We at FirstSouth Bank have committed ourselves to meeting the needs, interests and expectations of the individual and business customers in the communities we serve. We are fortunate to have such thriving communities with which to partner the FirstSouth approach to community banking.
         With a continued dedication to providing superior service to our communities, the potential for the theme, "A Growing Bank in a Growing Community" should be applicable well into the future.

(Photo appears here of Alamance Regional Medical Center)

1995 saw the completion and grand opening of the area's newest hospital - Alamance Regional Medical Center. This state-of-the-art complex features convenient access to all levels of quality health care. FirstSouth is proud to have entered into an agreement with ARMC to provide an on-premises ATM for the convenience of visitors and staff.


Courtesy Alamance Regional Medical Center


9  F I R S T S O U T H   B A N K   1 9 9 5   A N N U A L   R E P O R T

M A N A G E M E N T ' S   D I S C U S S I O N   A N D   A N A L Y S I S

OVERVIEW

The following is a discussion and analysis of the results of operations and financial condition of FirstSouth Bank and subsidiary ("FSB") for the years 1993 through 1995. The analysis is intended to provide shareholders with pertinent information in the areas of liquidity, capital resources and results of operations. The discussion should be read in conjunction with the audited consolidated financial statements and the supplemental tables.


TABLE  1
SELECTED  FINANCIAL  DATA

As of or for the years ended December 31,        1995              1994             1993              1992             1991
Statement of Operations:
    Net Interest Income.................    $    6,790,908    $   5,782,677     $   4,757,419    $   3,953,894     $   3,300,654
    Provision for Loan Losses...........           195,000          215,000           310,000          385,000           270,000
    Noninterest Income..................         1,124,403        1,058,733         1,272,015          854,335           557,233
    Noninterest Expense.................         4,905,597        4,411,965         3,919,473        3,365,880         3,093,968
    Income Before Taxes.................         2,814,714        2,214,445         1,799,961        1,057,349           493,919
    Income Taxes........................         1,002,000          804,000           659,000          355,000           166,000

    Net Income..........................         1,812,714        1,410,445         1,140,961          702,349           327,919

Per Average Share:
    Net Income - Primary................            $ 1.00           $ 0.80            $ 0.68           $ 0.42            $ 0.20
    Net Income - Fully-diluted..........            $ 0.98           $ 0.80            $ 0.68           $ 0.42            $ 0.20

Balance Sheet:
    Investment Securities...............    $   35,663,272    $  28,833,655     $  19,760,614    $  15,336,662     $  12,540,886
    Federal Funds Sold..................         1,375,000        7,650,000         3,300,000        5,900,000         6,600,000
    Deposits at the FHLB................         4,622,195               --                --               --                --
    Loans...............................       116,166,005       94,686,649        85,271,367       77,874,015        65,633,530
    Total Earning Assets................       157,826,472      131,170,304       108,331,981       99,110,677        84,774,416
    Reserve for Loan Losses.............         1,617,819        1,462,633         1,271,531        1,028,546           739,547
    Premises and Equipment, Net.........         4,128,453        4,228,212         3,866,863        3,455,611         3,723,021
    Total Assets........................       169,353,926      143,608,824       115,904,100      106,360,074        92,901,960
    Deposits............................       151,371,777      128,560,431       100,241,080       93,419,815        80,963,705
    Shareholders' Equity................        16,146,134       13,988,586        12,720,926       11,791,228        11,033,004

Per Share:
    Book Value at Year-End..............           $  9.35          $  8.29           $  7.74          $  7.18           $  6.76
    Market Price at Year-End............             15.00            12.00             10.00             9.25              9.50
    Cash Dividends......................              0.24             0.20              0.16               --                --

Performance Ratios:
    Return on Average Assets............             1.18%            1.09%             1.01%            0.72%             0.39%
    Return on Average Equity............            12.21%           10.61%             9.28%            6.13%             3.01%

10   F I R S T S O U T H   B A N K   1 9 9 5   A N N U A L   R E P O R T

M A N A G E M E N T ' S   D I S C U S S I O N   A N D   A N A L Y S I S


EARNINGS ANALYSIS

FirstSouth Bank reported record earnings for the seventh consecutive year. Net income for 1995 was $1,812,714, an increase of 29% compared to $1,410,445 reported in 1994. Fully-diluted earnings per share increased from $0.80 in 1994 to $0.98 in 1995. A $21.5 million, or 23%, increase in the loan portfolio was the driving force behind the Bank's growth in net income for 1995. This increase in loans accounted for 84% of the Bank's total asset growth for the year, and ultimately resulted in net interest income for 1995 being up over $1.0 million when compared to 1994. Return on average assets (ROA) increased to 1.18% in 1995 compared to 1.09% in 1994 and 1.01% in 1993. Return on average equity (ROE) for the same periods was 12.21%, 10.61% and 9.28%, respectively. These performance ratios continue to improve as FirstSouth grows its earning asset base and leverages the fixed facility costs of its branch network.

The Bank's asset quality remained strong in 1995. As a result, the allowance for possible loan losses, as a percentage of outstanding loans, was reduced from 1.55% in 1994 to 1.39% at the end of 1995. By achieving what management feels is a prudent, yet conservative level for the allowance, the provision for possible loan losses decreased from $215,000 in 1994 to $195,000 in 1995.

Noninterest income increased at a rate of 6% in 1995 due to increases in both service charges on deposit accounts and mortgage loan operations. The mortgage department benefited from a slightly more favorable rate environment than in 1994. However, refinancing activity was off considerably compared to 1993 levels. To offset the slowdown in refinancing activity, the mortgage department diversified its product offerings in 1995 to service a greater portion of the mortgage market. This strategy should produce benefits in 1996 in Mebane and Burlington, both of which have strong residential housing markets. Fees from the sale of annuities and mutual funds declined from $70,000 in 1994 to $23,000 in 1995, due to direct marketing of these financial services through the Bank's investment subsidiary being phased out.

Noninterest expense grew at a much slower rate than operating revenues, resulting in the Bank's efficiency ratio declining to 62.0% in 1995, from 64.5% the previous year. Noninterest expense increased from $4.4 million in 1994 to $4.9 million in 1995, an increase of 11.2%. Factors contributing to the increase included increases in (i) salaries and employee benefits associated with operating the Yanceyville office for a complete year, (ii) one-time programming and conversion costs associated with transferring the Bank's check processing functions to an outside vendor, and (iii) a full year of amortization of the deposit premium and goodwill related to the Yanceyville branch acquisition.


TABLE  2
COMPONENTS OF PRIMARY EARNINGS PER SHARE*


                                                                               Year Ended December 31,
                                                        1995             1994              1993             1992              1991
Net interest income..............................    $  3.73          $  3.29           $  2.82          $  2.36           $  1.98
Provision for loan losses........................     ( 0.11)          ( 0.12)          ( 0.18 )          ( 0.23)           ( 0.16)
Noninterest income...............................       0.62             0.60              0.75             0.51              0.33
Noninterest expense..............................     ( 2.69)          ( 2.51)           ( 2.32)          ( 2.01)           ( 1.85)
Income taxes.....................................     ( 0.55)          ( 0.46)           ( 0.39)          ( 0.21)           ( 0.10)

Net income.......................................    $  1.00          $  0.80           $  0.68          $  0.42           $  0.20

*REFLECTS A 5% STOCK DIVIDEND PAID ON FEBRUARY 28, 1994 AND A 10% STOCK DIVIDEND
 PAID ON OCTOBER 15, 1994.


11   F I R S T S O U T H   B A N K   1 9 9 5   A N N U A L   R E P O R T

M A N A G E M E N T ' S   D I S C U S S I O N   A N D   A N A L Y S I S




TABLE  3
NET INTEREST INCOME ANALYSIS
(Taxable equivalent basis)


                                               1995                                      1994

                                                   Interest   Average                  Interest    Average
                                     Average        Income/   Yield/      Average       Income/    Yield/
                                     Balance        Expense    Rate       Balance       Expense     Rate
EARNING ASSETS
Loans, net of unearned income...  $ 105,653,877  $ 10,313,206  9.76%  $   91,124,019  $  7,864,771  8.63%
Investment securities, taxable..     27,007,868     1,477,175  5.47%      21,576,824     1,084,462  5.03%
Investment securities, tax-exempt     2,589,961       161,384  6.23%       3,095,947       177,177  5.72%
Federal funds sold and
    deposits at the FHLB........      8,846,575       500,206  5.65%       5,319,205       237,759  4.47%
Stock in Federal Home Loan Bank.        461,801        28,141  6.09%         427,576        19,225  4.50%
    Total earning assets........    144,560,082    12,480,112  8.63%     121,543,571     9,383,394  7.72%

Allowance for loan losses.......  ( 1,546,730 )                          ( 1,396,233 )
Cash and due from banks.........      3,478,298                            3,979,198
Bank premises and equipment.....      4,196,281                            4,062,258
Other assets....................      2,496,390                            1,722,042
    Total assets................  $ 153,184,321                        $ 129,910,836


INTEREST-BEARING LIABILITIES
Savings deposits................$     9,975,657$      250,710  2.51% $    9,793,883  $    225,939  2.31%
Now accounts....................     11,974,256       211,490  1.77%     10,815,925       188,697  1.74%
Money market accounts...........     14,911,748       518,931  3.48%     16,362,763       495,070  3.03%
Time deposits...................     81,741,437     4,614,539  5.65%     61,620,693     2,551,935  4.14%
Borrowed funds..................        730,113        32,208  4.41%      1,783,972        71,749  4.02%
    Total interest-bearing
     liabilities................    119,333,211     5,627,878  4.72%    100,377,236     3,533,390  3.52%

Demand deposits.................     17,488,356                          14,771,221
Other liabilities...............      1,517,588                           1,470,149
Shareholders' equity............     14,845,166                          13,292,230
    Total liabilities and
        shareholders' equity....  $ 153,184,321                       $ 129,910,836


Net interest spread.............                                3.91%                              4.20%
Net interest income/yield
        on earning assets.......                $   6,852,234   4.74%                 $ 5,850,004  4.81%




                                                                 1993

                                                               Interest   Average
                                                 Average        Income/    Yield/
                                                 Balance        Expense     Rate
EARNING ASSETS
Loans, net of unearned income...            $   82,743,549  $   6,754,361  8.16%
Investment securities, taxable..                16,090,766        875,473  5.44%
Investment securities, tax-exempt                1,506,532         83,163  5.52%
Federal funds sold and
    deposits at the FHLB........                 4,372,301        128,871  2.95%
Stock in Federal Home Loan Bank.                   187,364          8,920  4.76%
    Total earning assets........               104,900,512      7,850,788  7.48%

Allowance for loan losses.......               ( 1,137,413 )
Cash and due from banks.........                 4,180,111
Bank premises and equipment.....                 3,698,737
Other assets....................                 1,036,056
    Total assets................             $ 112,678,003


INTEREST-BEARING LIABILITIES
Savings deposits................            $    7,376,902   $    170,076  2.31%
Now accounts....................                 7,966,864        150,313  1.89%
Money market accounts...........                14,485,567        392,156  2.71%
Time deposits...................                57,168,515      2,283,472  3.99%
Borrowed funds..................                 1,882,449         65,750  3.49%
    Total interest-bearing
     liabilities................                88,880,297     3,061,767   3.44%

Demand deposits.................                10,419,004
Other liabilities...............                 1,082,188
Shareholders' equity............                12,296,514
    Total liabilities and
        shareholders' equity....             $ 112,678,003


Net interest spread.............                                           4.04%
Net interest income/yield
        on earning assets.......                             $  4,789,021  4.57%





12   F I R S T S O U T H   B A N K   1 9 9 5   A N N U A L   R E P O R T

M A N A G E M E N T ' S   D I S C U S S I O N   A N D   A N A L Y S I S


Technology within the banking industry has advanced over the past several years at an amazingly rapid pace. Fortunately, FirstSouth Bank is in a position to react much more quickly to these changes than our larger competitors. In 1995, with the future of check processing rapidly shifting to the use of imaging technology, FirstSouth entered into a strategic alliance with an outside vendor which can provide an efficient, cost effective means of processing our customers' checks well into the future. With the elimination of this very capital intensive function, management can focus much more attention on expanding software technology throughout the Bank, and less on the costly hardware issues.

In addition to changes within the check processing function, new PC-based technology has been installed throughout our branch network which will enable all of the Bank's loan officers and customer service representatives to more accurately open new loan and deposit accounts in approximately half the time as previously required. While these changes had very little impact on profitability in 1995 (approximately $50,000 in one time charges were incurred in the third quarter), these technological advances should provide future benefits to our customers, to management, and ultimately to the shareholders.

NET INTEREST INCOME

Net interest income, the Bank's principal source of earnings, is defined as the difference between the interest income generated from earning assets and the interest expense paid on interest-bearing liabilities. Changes in net interest income result from changes in both the volume and mix of earning assets and their relative funding sources, as well as changes in applicable rates and yields. Taxable equivalent net


TABLE  4
RATE / VOLUME ANALYSIS

                                                         1995 - 1994                                     1994 - 1993

                                                               Increase (Decrease)                            Increase (Decrease)
                                                                 Due to Change in                               Due to Change in
                                                Increase                                     Increase
                                               (Decrease)        Volume          Rate       (Decrease)       Volume          Rate

Earning assets
Loans, net of unearned income...............   $ 2,448,435    $ 1,254,049    $ 1,194,386   $ 1,110,410   $   684,098    $   426,312
Investment securities, taxable .............       392,713        272,967        119,746       208,989       298,488        (89,499)
Investment securities, tax-exempt ..........       (15,793)       (28,957)        13,164        94,014        87,737          6,277
Federal funds sold and
    deposits at the FHLB ...................       262,447        157,667        104,780       108,888        27,909         80,979
Stock in Federal Home Loan Bank ............         8,916          1,539          7,377        10,305        11,436         (1,131)
          Total earning assets .............     3,096,718      1,657,265      1,439,453     1,532,606     1,109,668        422,938

Interest-bearing liabilities
Savings deposits ...........................        24,771          4,193         20,578        55,863        55,724            139
Now accounts ...............................        22,793         20,208          2,585        38,384        53,754        (15,370)
Money market accounts ......................        23,861        (43,902)        67,763       102,914        50,820         52,094
Time deposits ..............................     2,062,604        833,273      1,229,331       268,463       177,833         90,630
Borrowed funds .............................       (39,541)       (42,385)         2,844         5,999        (3,440)         9,439
          Total interest-bearing liabilities     2,094,488        771,387      1,323,101       471,623       334,691        136,932

Net interest income/yield on
    earning assets.........................    $ 1,002,230    $   885,878    $   116,352   $ 1,060,983   $   774,977    $   286,006


13   F I R S T S O U T H   B A N K   1 9 9 5   A N N U A L   R E P O R T

M A N A G E M E N T ' S   D I S C U S S I O N   A N D   A N A L Y S I S


interest income for 1995 was $6.85 million, a 17% increase over the $5.85 million reported in 1994. Changes in both rate and volume contributed to this improvement as shown in table 4, "Rate/Volume Analysis." In the Rate/Volume table, the presentation of net interest income from 1993 through 1995 is on a fully taxable equivalent basis, which takes into account the tax savings realized on investments made in certain tax-exempt municipal debt securities.

The 19% growth in the Bank's earning assets in 1995 contributed approximately 88% of the increase in net interest income. During 1995, the Federal Reserve maintained an aggressive stance against inflation which kept the prime-rate relatively high compared to other interest rate indices. The relative stability in the indices that the banking industry uses to price its products resulted in only a seven basis point decline in the Bank's net interest margin. The average yield on earning assets increased by 91 basis points while the average rate on interest-bearing liabilities was 120 basis points higher, resulting in a 29 basis point decline in the net interest spread. With a slowdown in the economy expected during 1996, the prospect for a decline in the net interest spread and margin appears imminent.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

The provision for loan losses is the annual charge against earnings to provide a reserve for possible future losses on loans. The amount of each year's charge is dependent upon many factors including loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies, management's assessment of



TABLE  5
ANALYSIS OF ALLOWANCE FOR LOAN LOSSES


($ IN THOUSANDS)                                                   1995           1994           1993            1992           1991

Allowance for loan losses at beginning of year............  $     1,463      $   1,272      $   1,029      $      740     $      591
     Provision for loan losses............................          195            215            310             385            270
Loans charged off:
     Real estate loans....................................           --             15             26              --             --
     Commercial and industrial loans......................           --             14             68             100             92
     Consumer loans.......................................           74             38             28              19             29
     Other................................................           --             --             --              --             --
          Total...........................................           74             67            122             119            121
Recoveries on loans previously charged off:
     Real estate loans....................................           15             26             --              --             --
     Commercial and industrial loans......................           12              9             55              20             --
     Consumer loans.......................................            7              8             --               3             --
     Other................................................           --             --             --              --             --
          Total...........................................           34             43             55              23             --

Loans charged off less recoveries.........................           40             24             67              96            121
Allowance for loan losses at end of year..................  $     1,618      $   1,463      $   1,272       $   1,029     $      740

Loans at year-end.........................................    $ 116,166       $ 94,687       $ 85,271        $ 77,874       $ 65,634
Average loans.............................................      105,654         91,124         82,744          74,376         60,159
Nonperforming assets......................................           64             92            319             300             --

Allowance for loan losses to loans at year-end............        1.39%          1.55%          1.49%           1.32%          1.13%
Net charge-offs to average loans..........................        0.04%          0.03%          0.08%           0.13%          0.20%
Allowance for loan losses to nonperforming assets.........       25.28x         15.90x          3.99x           3.43x           NONE





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

M A N A G E M E N T ' S   D I S C U S S I O N   A N D   A N A L Y S I S






loan portfolio quality and general economic conditions. The Bank's addition to the allowance for 1995 was $195,000, representing a $20,000 decrease compared to 1994.



The performance of the Bank's loan portfolio continues to exceed that of state and national peer banks. Net charge-offs as a percentage of average loans outstanding for 1995, 1994 and 1993 were 0.04%, 0.03% and 0.08%, respectively, well below peer bank averages. The allowance for possible loan losses totaled $1.62 million or 1.39% of outstanding loans at year end 1995 compared with an allowance of $1.46 million or 1.55% in 1994. The Bank's allowance for possible loan losses at the end of 1995 was approximately forty (40) times the net charge-offs during the year. In management's opinion, the allowance for possible loan losses at December 31, 1995 in dollars and as a percentage of outstanding loans is in a strong position to absorb inherent losses in the portfolio.

NONINTEREST INCOME

Noninterest income is generated from a wide range of products including service charges, mortgage loan operations, and other fees and services. Noninterest income increased by 6% during 1995 to $1.12 million from the $1.06 million reported for 1994. The primary components of noninterest income were: (i) service charges on deposits which increased by 8%, (ii) mortgage loan operations which increased by $31,048 or 18%, and (iii) fees generated from the sale of financial services, which declined by $47,000.

Service charges on deposit accounts increased by 8% or $54,862 from 1994 to 1995. While the number of transaction accounts increased during the year, activity charges were partially offset by higher earnings credit rates, which are used to offset service charges on commercial checking accounts.

FirstSouth's mortgage department, which benefited from a slightly more favorable rate environment in 1995 than in 1994, reported an increase in total income of $31,048, or 18% above the $172,582 reported in 1994. The mortgage department originated 150 mortgage loans totaling $16.6 million in 1995 as compared to 134 loans in 1994 with a total volume of $13.9 million and 418 loans in 1993 with a total volume of $36.9 million. The mortgages classified as held-for-sale are pre-approved and sold on a service released basis to various correspondent banks. In 1994, the mortgage department began offering certain non-qualifying mortgage products that are to be retained by the Bank. To further expand the mortgage product offerings, construction/permanent packages were offered and avenues for placing second tier credits were established. This expansion of product offerings has allowed the Bank to serve a much broader range of mortgage customers with competitive products, while minimizing the interest rate risk associated with holding long-term mortgages in the Bank's portfolio.

FirstSouth Investment Services, Inc. (FSIS), a wholly-owned subsidiary, was formed in 1993 to engage in the sale of "Non FDIC-insured" financial and investment services, such as tax deferred annuities and mutual funds. In 1995 the Bank evaluated the success of this subsidiary and decided that a limited offering of financial products did not allow FSIS to fully meet the financial needs of our customers. As opposed to expanding the area and forming a full service broker-dealer, management decided that forming a strategic alliance with a full-service provider of financial services would benefit both the Bank and our customers. In September, the Bank entered into such a fee-based alliance with The Principal Group to provide financial planning and investment products to our customers on a referral basis.

NONINTEREST EXPENSE

Noninterest expense, the overhead associated with conducting business, increased by 11.2% to $4.9 million in 1995 as compared to $4.4 million in 1994 and $3.9 million in 1993. In 1995 much emphasis was placed on preparing our infrastructure for the future. With the technology boom within the banking industry



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

M A N A G E M E N T ' S   D I S C U S S I O N   A N D   A N A L Y S I S




becoming more apparent each day, management continually struggles with the need to provide the latest technology driven products and the growing cost associated with providing this technology. In 1995 management decided that, while it is essential to provide the customers with the products they need, our overhead structure would be most efficient by forming strategic alliances with "Technology Providers". These providers essentially share the cost of technology with a number of community bank users. In September, the Bank entered into a strategic alliance with a technology partner to provide the Bank's check processing and statement rendering functions. This will provide our customers with all the advantages associated with imaged statements, while saving the Bank over $100,000 annually on overhead costs. In addition, this move allows the Bank's senior management to focus more attention on revenue enhancement and less time on managing this costly overhead function.

Occupancy expense increased $80,000 or 24% from 1994 to 1995. The principal source of the increase was the costs associated with supporting the Mebane and Yanceyville branch facilities and their customers for an entire year. In addition, the telecommunication costs associated with maintaining five offices, a support services location, and the Bank's telephone information system, Access24, increased by approximately $20,000 in 1995. The deposit premium and goodwill associated with the Yanceyville deposit and branch acquisition is being amortized over a seven and fifteen year period, respectively. The 1995 amortization amounted to $116,564 compared to $77,853 in 1994.

With the health of the Banking industry at an all-time high, the FDIC reduced the cost of FDIC insurance for healthy, highly capitalized banks from $.23 to $.04 per hundred dollars in deposits. This reduction created a $102,608 savings when comparing 1995 to 1994.

BALANCE SHEET ANALYSIS
EARNING ASSETS

Total assets at December 31, 1995 were $169.3 million, a $25.7 million increase over the $143.6 million reported in 1994. For 1995, average earning assets increased to $144.6 million, an increase of $23.1 million or 19% over the $121.5 million reported for 1994.

FirstSouth's primary source of revenue and the largest contributor to earning assets is the loan portfolio which ended 1995 at $116.2 million, a $21.5 million, or 23% increase over the $94.7 million reported in 1994. During 1995, the Bank had the good fortune of hiring two additional lenders with combined banking experience within Alamance County of over 45 years. These two lending officers have helped to continue the momentum within the loan portfolio, and their experience and knowledge of the community have enabled them to adapt very quickly to the Bank's credit standards.

The largest portion of the increase in total loans was attributable to an increase in both residential and commercial mortgage loans. Commercial mortgage loans increased by $7.0 million in 1995 to $23.8 million. The growth in the residential mortgage sector occurred primarily in the construction and purchase of single family homes. Due to the Bank's community oriented lending philosophy, the loan portfolio is concentrated in our primary market areas of Alamance and Caswell Counties.

Investment securities, the Bank's second largest source of revenue, rose $6.8 million during 1995, representing a 23.5% increase over 1994. The securities portfolio is managed in relation to loan demand, liquidity needs, and as a hedge against the Bank's variable rate loan portfolio. FirstSouth has chosen to invest in securities of the U.S. Government and its agencies and in high grade municipals with maturities of seven years or less so as to minimize both the credit and interest rate risk of the portfolio.

DEPOSITS

On average, total deposits increased $22.7 million, or 20.0% over 1994. Substantially all of the increase occurred in the time deposit category, as the lower rates


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

M A N A G E M E N T ' S   D I S C U S S I O N   A N D   A N A L Y S I S





TABLE  6
INTEREST SENSITIVITY ANALYSIS

                                                                           As of December 31, 1995

                                                  1 - 30     31 - 90   91 - 180   181 - 365      Total      (1)
                                                    Day         Day        Day        Day       One Year    Non-
                                                 Sensitive   Sensitive  Sensitive  Sensitive    Sensitive Sensitive   Total

INTEREST-EARNING ASSETS
Loans ............................................$ 67,613   $  5,034   $  1,954    $  1,853   $ 76,454   $ 39,712   $116,166
Investment securities ............................   2,529      1,451      3,241       2,998     10,219     25,444     35,663
Federal funds sold and deposits
    at the FHLB ..................................   5,997       --         --          --        5,997       --        5,997
     Total interest-earning assets ...............$ 76,139   $  6,485   $  5,195    $  4,851   $ 92,670   $ 65,156   $157,826

INTEREST-BEARING LIABILITIES
Time deposits ....................................$ 20,999   $ 30,685   $ 23,294    $ 11,531    $ 86,509   $  5,871   $ 92,380
All other deposits ...............................  29,118       --         --          --        29,118     10,078     39,196
     Total interest-bearing laibilities ..........$ 50,117   $ 30,685   $ 23,294    $ 11,531    $115,627   $ 15,949   $131,576

Interest sensitivity gap per period ..............$ 26,022   $(24,200)  $(18,099)   $( 6,680)   $(22,957)  $ 49,207   $ 26,250
Cumulative interest sensitivity gap ..............  26,022      1,822    (16,277)    (22,957)
Cumulative ratio of interest-sensitive
     assets to interest-sensitive liabilities.....   1.52x      1.02x      0.84x       0.80x


(1) ASSETS AND LIABILITIES WHICH ARE NOT SENSITIVE TO INTEREST CHANGES IN A TWELVE MONTH PERIOD BECAUSE OF MATURITIES OR FIXED INTEREST RATES.
    SAVINGS DEPOSITS ACCOUNT FOR THE NON-SENSITIVE AMOUNT WITHIN THE "ALL OTHER DEPOSITS" CLASSIFICATION.




on transaction accounts provided little incentive to maintain substantial balances in these accounts. The flexibility of the Bank's No-Penalty CD product has also been very successful at attracting investment dollars in denominations less than $100,000. This product allows customers to lock in a rate for a six month period, yet provides the investor the ability to withdraw their funds after only seven days without an early-withdrawal penalty. The attractiveness of the No Penalty product has provided our sales staff with an opportunity to cross-sell many of these customers on other banking products once they have experienced the responsive, personal service for which FirstSouth Bank has become known.

The increased competition for customer deposits from non-banking entities has continued to make deposit growth within the banking industry much more difficult. Due to the extreme competition, it is even more important that our customers are offered quality, personalized service, competitive interest rates and innovative products. The Bank's continual investment in technology and efficient delivery systems will be even more important as we face the growing competition in the future. In 1995, the Bank's 24 hour telephone information system, Access24, was upgraded due to the extraordinary customer response to the service. In 1996, the Bank's goals are to provide an on-line cash management product to our commercial customers, a bill paying and home banking option to our retail customers, and a further expansion of the services offered through Access24. With the help of "technology partners" FirstSouth can continue to provide our customers with the products and services



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

M A N A G E M E N T ' S   D I S C U S S I O N   A N D   A N A L Y S I S



they need and desire, while maintaining a cost-structure that is economically beneficial to the shareholders.

CAPITAL ADEQUACY

FirstSouth's equity capital ratio of 9.5% at year end continues to rank FirstSouth as a "highly capitalized" bank for regulatory purposes. Under the regulatory guidelines, total capital is defined as core (Tier 1) capital and supplementary (Tier 2) capital. FirstSouth's Tier 1 capital consists of shareholders' equity less intangible assets, while Tier 2 capital consists of Tier 1 plus the allowance for loan losses. At December 31, 1995, Tier 1 capital was $15.2 million or 8.96%, and Tier 2 capital amounted to $16.8 million or 9.92%, both well in excess of regulatory minimums.

Shareholders' equity increased by $2.2 million to finish 1995 at approximately $16.1 million. Book value per common share was $9.35 at the end of 1995, compared to $8.29 at the end of 1994. The internal capital formation rate, which is net income less dividends as a percentage of average shareholders' equity, was 9.4% in 1995, 8.3% in 1994 and 7.4% in 1993. The $410,491 paid in cash dividends during 1995 represented a dividend payout ratio of 24%.

ASSET/LIABILITY MANAGEMENT AND LIQUIDITY

The asset and liability management activities are designed to assure liquidity and, through the management of FirstSouth's interest sensitivity position, to achieve relatively stable net interest margins. A primary objective in interest rate management is the avoidance of wide fluctuations in net interest income due to interest rate movements. Management currently uses a computer simulation analysis to monitor the Bank's net interest income under varying rate scenarios and under varying asset and deposit repricing structures.

Table 6, "Interest Sensitivity Analysis," indicates FirstSouth's position at December 31, 1995. While this analysis can only depict repricing opportunities at a fixed point in time, the analysis shows that FirstSouth is at a relatively neutral position of rate-sensitive assets to rate-sensitive liabilities over a 90 day time horizon. Based on simulation results, the Bank's net interest income is consistently greater in rising rate environments than in periods of stable or falling rates. The primary reason for the beneficial impact of a rising rate environment is approximately $68 million of the Bank's $116 million loan portfolio are floating rate loans tied to the prime rate. On the deposit side, the average repricing term continues to shorten due to: 1) the Bank's efforts to more closely match the repricing sensitivity of our deposits with that of our assets; and 2) our customers' hesitation to extend to maturities greater than one year.

Liquidity management in a financial institution involves its ability to satisfy demands for withdrawals of deposits, meet its lending obligations and fulfill other corporate needs for funds. Liquidity is provided from sources such as maturities of investment securities, principal and interest payments on loans, deposit growth and access to sources of borrowed funds. The Bank has historically relied upon deposit growth as its primary source of liquidity to meet funding requirements and credit demands.

EFFECTS OF INFLATION

Virtually all of a bank's assets and liabilities are monetary in nature; therefore, the effect of inflation on financial institutions is typically different than on non-banking companies. Interest rates, in particular, are significantly affected by inflation, but neither the timing nor the magnitude of the changes are directly related to price level indices. Therefore, FirstSouth can best counter inflation over the long term by managing net interest income and controlling net increases in noninterest income and expense.


18   F I R S T S O U T H   B A N K   1 9 9 5   A N N U A L   R E P O R T

               I N D E P E N D E N T   A U D I T O R ' S   R E P O R T

The Board of Directors and Shareholders
FirstSouth Bank


We have audited the accompanying consolidated balance sheets of FirstSouth Bank and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of FirstSouth Bank and subsidiary as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

As discussed in notes 2 and 3 to the consolidated financial statements, on January 1, 1994 the Bank changed its method of accounting for securities to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in

Debt and Equity Securities".


                              KPMG Peat Marwick LLP


Greensboro, North Carolina
January 16, 1996

19  F I R S T S O U T H   B A N K   1 9 9 5   A N N U A L   R E P O R T

C O N S O L I D A T E D    B A L A N C E    S H E E T S
December 31, 1995 and 1994



                                                                                                        1995              1994

ASSETS
Cash and due from banks ........................................................................    $   6,392,955     $   7,190,493
Interest-bearing deposits at the Federal Home Loan Bank of Atlanta .............................        4,622,195              --
Federal funds sold .............................................................................        1,375,000         7,650,000
Securities (note 3)
     Available for sale (at fair value) (cost of $17,462,366 and $13,944,831, respectively) ....       17,477,468
                                                                                                                         13,559,830
     Held for investment (fair values of $18,232,690 and $14,800,648, respectively) ............       18,185,804        15,273,825

Loans (notes 4, 10 and 13) .....................................................................      116,166,005        94,686,649
Allowance for loan losses (note 5) .............................................................       (1,617,819)       (1,462,633)

     Net loans .................................................................................      114,548,186        93,224,016

Bank premises and equipment, net (note 6) ......................................................        4,128,453         4,228,212
Other assets (notes 9 and 14) ..................................................................        2,623,865         2,482,448

         Total assets ..........................................................................    $ 169,353,926     $ 143,608,824


LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
     Demand, including $29,118,200 in 1995 and
         $ 30,170,000 in 1994 bearing interest .................................................    $  48,913,552     $  46,239,245
     Savings ...................................................................................       10,077,904        10,524,872
     Time (note 7) .............................................................................       92,380,321        71,796,314

         Total deposits ........................................................................      151,371,777       128,560,431

Accrued expenses and other liabilities .........................................................        1,836,015         1,059,807

         Total liabilities .....................................................................      153,207,792       129,620,238

Shareholders' equity (notes 11, 15  and 16):
     Common stock, $3.33 par value. Authorized 15,000,000
         shares;  issued and outstanding 1,726,752 and 1,688,420 shares
         at December 31, 1995 and 1994, respectively ...........................................        5,755,783         5,628,034
     Surplus ...................................................................................        8,013,011         7,684,637
     Undivided profits .........................................................................        2,367,491           965,268
     Net unrealized securities gains (losses) ..................................................            9,849          (289,353)

         Total shareholders' equity ............................................................       16,146,134        13,988,586

Commitments (note 13)

         Total liabilities and shareholders' equity ............................................    $ 169,353,926     $ 143,608,824


See accompanying notes to consolidated financial statements.


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

C O N S O L I D A T E D   S T A T E M E N T S   O F   O P E R A T I O N S

For the years ended December 31, 1995, 1994 and 1993



                                                                         1995               1994                1993

INTEREST INCOME
Interest and fees on loans......................................     $10,313,206        $ 7,864,771         $ 6,754,361
Interest on Federal funds sold and deposits at the FHLB.........         500,206            237,759             128,871
Interest on U.S. treasury and agency securities.................       1,477,175          1,084,462             884,393
Interest on state and local government securities...............         100,058            109,850              51,561
Other...........................................................          28,141             19,225                  --

     Total interest income......................................      12,418,786          9,316,067           7,819,186

INTEREST EXPENSE
Interest on demand deposits.....................................         730,421            683,767             556,568
Interest on savings deposits....................................         250,710            225,939             170,076
Interest on time deposits (note 7)..............................       4,614,539          2,551,935           2,283,472
Interest on other borrowings....................................          32,208             71,749              51,651

     Total interest expense.....................................       5,627,878          3,533,390           3,061,767

NET INTEREST INCOME
Net interest income.............................................       6,790,908          5,782,677           4,757,419
Provision for loan losses (note 5)..............................         195,000            215,000             310,000

     Net interest income after provision for loan losses    ....       6,595,908          5,567,677           4,447,419

NONINTEST INCOME
Service charges on deposit accounts.............................         743,320            688,458             594,844
Mortgage operations.............................................         203,630            172,582             500,259
Other income....................................................         177,453            197,693             176,912

     Total noninterest income ..................................       1,124,403          1,058,733           1,272,015

NONINTEREST EXPENSE
Salaries and employee benefits..................................       2,520,474          2,148,561           2,003,529
Occupancy (notes 6 and 8).......................................         420,646            340,232             294,053
Furniture and equipment (notes 6 and 8).........................         484,722            472,957             418,199
Office supplies.................................................         265,235            248,303             200,772
Deposit and other insurance.....................................         183,440            286,048             258,228
Professional and other services.................................         298,263            253,705             259,703
Advertising.....................................................         120,549            115,859             112,587
Amortization of intangible assets (note 1)......................         116,564             77,853                  --
Other...........................................................         495,704            468,447             372,402

     Total noninterest expense..................................       4,905,597          4,411,965           3,919,473

Income before income taxes......................................       2,814,714          2,214,445           1,799,961
Income taxes (note 9)...........................................       1,002,000            804,000             659,000

Net Income......................................................     $ 1,812,714        $ 1,410,445         $ 1,140,961

NET INCOME PER SHARE
Primary.........................................................         $  1.00            $  0.80             $  0.68
Fully-diluted...................................................         $  0.98            $  0.80             $  0.68



See accompanying notes to consolidated financial statements.



21  F I R S T S O U T H   B A N K   1 9 9 5   A N N U A L   R E P O R T

C O N S O L I D A T E D  S T A T E M E N T S  O F
S H A R E H O L D E R S '   E Q U I T Y
For the years ended December 31, 1995, 1994 and 1993

                                                                                                Net            Total
                                                                                             Unrealized       Shareholders'
                                                     Common                   Undivided      Securities        Equity
                                                      Stock       Surplus      Profits     Gains (Losses)   (notes 11,15 & 16)


Balance at December 31, 1992 ....................   $4,738,665   $5,611,628   $1,440,935   $       --     $11,791,228

Additional stock sales during 1993 ..............        6,666       13,258         --             --          19,924
Cash dividends paid ( $0.16 per share) ..........         --           --       (227,467)          --        (227,467)
Net income ......................................         --           --      1,140,961           --       1,140,961
5% stock dividend ...............................      237,266      510,124     (747,390)          --            --
Stock dividend fractional shares ................         --           --         (3,720)          --          (3,720)
Balance at December 31, 1993 ....................   $4,982,597   $6,135,010   $1,603,319   $       --     $12,720,926

Effect of change in accounting principle
     (net of tax of $33,000) ....................         --           --           --          53,887         53,887
Additional stock sales during 1994 ..............      114,558      271,406         --             --         385,964
Options exercised in 1994 .......................       26,263       48,637         --             --          74,900
Cash dividends paid ($0.20 per share) ...........         --           --      (307,228)           --        (307,228)
Net income ......................................         --           --     1,410,445            --       1,410,445
10% stock dividend ..............................      504,616    1,229,584  (1,734,200)           --            --
Stock dividend fractional shares ................         --           --        (7,068)           --          (7,068)
Decrease in net unrealized gain on securities
     available for sale (net of tax of $182,000)          --           --           --         (343,240)     (343,240)
Balance at December 31, 1994 ....................   $5,628,034   $7,684,637   $ 965,268    $   (289,353)  $13,988,586

Additional stock sales during 1995 ..............      100,005      278,950         --             --         378,955
Options exercised in 1995 .......................       27,744       49,424         --             --          77,168
Cash dividends paid ($0.24 per share) ...........         --           --      (410,491)           --        (410,491)
Net income ......................................         --           --     1,812,714            --       1,812,714
Increase in net unrealized gain on securities
     available for sale (net of tax of $154,000)          --           --           --         299,202        299,202
Balance at December 31, 1995 ....................   $5,755,783   $8,013,011  $2,367,491    $     9,849    $16,146,134


See accompanying notes to consolidated financial statements.



22  F I R S T S O U T H   B A N K   1 9 9 5   A N N U A L   R E P O R T

C O N S O L I D A T E D   S T A T E M E N T S   O F   C A S H   F L O W S
For the years ended December 31, 1995, 1994 and 1993



                                                                                          1995           1994            1993


OPERATING ACTIVITIES
Net income......................................................................      $ 1,812,714    $ 1,410,445     $ 1,140,961

Adjustments  to  reconcile  net  earnings  to net  cash  provided  by  operating activities:
     Depreciation and amortization..............................................          514,284        467,591         343,621
     Amortization of premiums and discounts, net................................           50,205         81,882          76,214
     Loss on sale of securites available-for-sale...............................               --          6,291              --
     Loss on sale of bank premises and equipment................................           12,613             --              --
     Provision for loan losses..................................................          195,000        215,000         310,000
     Mortgage loan originations for sale........................................      (16,590,450)   (13,901,870)    (36,900,500)
     Mortgage loan sales........................................................       14,321,159     14,266,770      36,292,000
     Deferred income tax benefit................................................          (63,000)      (117,000)        (31,076)
     Increase in other assets...................................................         (349,116)      ( 43,734)       (369,299)
     Increase (decrease) in accrued expenses and other liabilities..............          776,208        117,713        (204,861)

         Total adjustments to reconcile net earnings to cash
             provided by operating activities...................................       (1,133,097)     1,092,643        (483,901)

         Net cash provided by operating activities..............................          679,617      2,503,088         657,060


INVESTING ACTIVITIES
Purchases of securities held for investment.....................................       (4,907,232)    (9,558,504)    (13,997,781)
Purchase of securities available for sale.......................................      (12,063,369)    (4,590,500)             --
Proceeds from maturities of securities available for sale.......................        6,000,000             --              --
Proceeds from sales of securities available for sale............................               --      1,049,375              --
Proceeds from maturities of securities held for investment......................        4,544,116      3,500,000       9,497,615
Net increase in loans from originations and principal repayments................      (19,249,879)    (8,081,563)     (6,855,867)
Net cash acquired in branch acquisition.........................................               --     15,565,388              --
Purchases of bank premises and equipment........................................         (360,574)      (566,087)       (754,873)
Proceeds from sale of bank premises and equipment...............................           50,000             --              --

         Net cash used by investing activities..................................      (25,986,938)    (2,681,891)    (12,110,906)


FINANCING ACTIVITIES
Net increase in deposits........................................................       22,811,346      9,678,646       6,821,265
Increase (decrease) in advances from the Federal Home Loan Bank.................               --     (2,000,000)      2,000,000
Cash dividends paid.............................................................         (410,491)      (307,228)       (227,467)
Stock dividend fractional shares paid in cash...................................               --         (7,068)         (3,720)
Proceeds from stock sales.......................................................          456,123        460,864          19,924

         Net cash provided by financing activities..............................       22,856,978      7,825,214       8,610,002


Net increase (decrease) in cash and cash equivalents............................       (2,450,343)     7,646,411      (2,843,844)
Cash and cash equivalents, beginning of period..................................       14,840,493      7,194,082      10,037,926

Cash and cash equivalents, end of period........................................      $12,390,150    $14,840,493     $ 7,194,082

Supplemental statement of cash flows disclosure:
     Interest paid..............................................................      $ 4,930,834    $ 3,476,603     $ 3,067,994
     Income taxes paid..........................................................          996,670        889,903         948,720
Noncash investing and financing activity:
     Transfer of investment securities to available for sale category...........        5,993,229     13,931,002              --
     Transfer of available for sale securities to held to maturity category.....        8,527,010        952,800              --


See accompanying notes to consolidated financial statements.


23  F I R S T S O U T H   B A N K   1 9 9 5   A N N U A L   R E P O R T

N O T E S T O C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S December 31, 1995, 1994 and 1993
NOTE  1   ORGANIZATION  AND  OPERATIONS

FirstSouth Bank (the "Bank") was incorporated on May 10, 1988 and began banking operations on May 16, 1988. The Bank provides a wide range of banking services primarily to individuals and small and medium-sized businesses in Alamance and Caswell Counties, NC. The Bank operates under the banking Laws of North Carolina and the Rules and Regulations of the Federal Deposit Insurance Corporation.

NOTE  2     SUMMARY  OF  SIGNIFICANT
            ACCOUNTING  POLICIES

The following is a description of the significant accounting and reporting policies the Bank follows in preparing and presenting its financial statements.

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect reported amounts of assets and liabilities at the date of the financial statements and the amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

CONSOLIDATION POLICY
The accompanying consolidated financial statements include the accounts of FirstSouth Bank and its wholly-owned subsidiary, FirstSouth Investment Services, Inc. All significant intercompany balances have been eliminated.

SECURITIES
Effective January 1, 1994 the Bank adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities" which prescribes the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Securities that the Bank has the positive intent and ability to hold to maturity are classified as held for investment and reported at amortized cost. Securities held for current resale are classified as trading securities and reported at fair value, with unrealized gains and losses included in income. Securities not classified as held for investment or trading securities are classified as available for sale and reported at fair value, with unrealized gains and losses net of the related tax effect excluded from income and reported as a separate component of shareholders' equity. The classification of securities as held for investment, trading or available for sale is determined at the date of purchase. Prior to January 1, 1994, all securities were stated at cost adjusted for amortization of premiums and accretion of discounts.

Realized gains or losses on the sale of securities are recognized on the specific identification method. Premiums and discounts are amortized to interest income over the life of the security using a method approximating a level yield method.

In November 1995, the Financial Accounting Standards Board ("FASB") issued an implementation guide for SFAS No. 115. The FASB stated that the transition provisions in this guide permit a onetime opportunity for companies to reconsider their ability and intent to hold securities accounted for under SFAS No. 115 to maturity and allow entities to transfer securities from the held for investment category without tainting their remaining held for investment securities. The FASB emphasized that this would be a one time event and that any transfers from the held for investment category to the available for sale category under this provision must be made by December 31, 1995. The Bank transferred $ 5,993,229 from the held for investment category to the available for sale category as allowed under the provisions of this implementation guide. On the date of the transfer, the held for investment securities were recorded as available for sale securities at their current fair value, which resulted in the recognition of an unrealized gain of $34,631 being recorded, net of the related tax effect, as an addition to shareholders' equity.

As a member of the Federal Home Loan Bank of Atlanta (the "FHLB"), the Bank is required to maintain an investment in the stock of the FHLB. This stock, which is classified in the available for sale category at December 31, 1995 and 1994, is carried at cost since it has no quoted market value.

INTANGIBLE  ASSETS
The unamortized deposit base premium and goodwill, arising from a deposit and branch acquisition on May 12, 1994, amounted to $973,383 and $1,089,947 at December 31, 1995 and 1994, respectively, and are included in other assets. The premium and goodwill amounts are being amortized over seven and fifteen year periods, respectively.

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged-off against the allowance when management believes that the collectibility of principal is unlikely. Recoveries of amounts previously charged-off are credited to the allowance.

Effective January 1, 1995, the Bank adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures". Under SFAS No. 114, the 1995 allowance for loan losses relating to loans that are


24  F I R S T S O U T H   B A N K   1 9 9 5   A N N U A L   R E P O R T

N O T E S T O C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S December 31, 1995, 1994 and 1993


determined to be impaired is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. The Bank previously measured loan impairment in a method generally comparable to the methods prescribed in SFAS No. 114. Accordingly, no additional provisions for loan losses were required as a result of the adoption of SFAS No. 114.

The provision for loan losses charged to operating expense is based on factors which, in management's judgment, deserve current recognition in estimating possible loan losses. Such factors considered by management include growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, and economic conditions. While management uses the best information available to make evaluations, this evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans, that may be susceptible to significant change.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

LOANS AND INTEREST INCOME
Loans are carried at their principal amount outstanding. Interest income is recorded as earned on an accrual basis. The Bank discontinues the recognition of interest income when, in the opinion of management, collection of such interest is doubtful. It is the general policy of the Bank to discontinue the accrual of interest on loans, including loans impaired under SFAS No. 114, when principal or interest payments are delinquent 90 to 120 days or more. Any unpaid amounts previously accrued on these loans are reversed from income, and thereafter interest is recognized only to the extent payments are received.

BANK PREMISES AND EQUIPMENT
Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation and amortization is calculated on the straight-line method over the estimated useful lives of the respective assets as follows:

         Buildings.....................15 - 40 years
         Leasehold improvements........      15 years
         Furniture and equipment.......  3 - 10 years

LOAN ORIGINATION FEES
Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized in income using a method which approximates the level-yield method over the contractual life of the related loan.

MORTGAGE LOAN SALES
The Bank originates single family, residential first mortgage loans on a presold basis. Upon closing, these loans together with their servicing rights are sold to other financial institutions under prearranged terms. The Bank recognizes certain origination and service release fees upon the sale which are classified as mortgage operations on the consolidated statements of operations. Loans held for sale at December 31, 1995 and 1994 are mortgage loans that have been presold.

INCOME TAXES
Effective January 1, 1993, the Bank adopted SFAS No. 109, "Accounting for Income Taxes". Under SFAS No. 109, income taxes are accounted for using the asset and liability method of accounting. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

INCOME PER SHARE
Primary net income per common share is based upon the average number of shares of common stock outstanding and common stock equivalents consisting of dilutive stock options (1,821,217 shares in 1995, 1,763,897 shares in 1994 and 1,685,349 shares in 1993). Fully diluted net income per common share reflects the maximum dilutive effect of common stock issuable upon exercise of stock options. (1,847,925 shares in 1995, 1,772,415 shares in 1994 and 1,685,349 shares in
1993.)

CASH FLOWS
For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, deposits at the FHLB and Federal funds sold. Generally, Federal funds are purchased and sold for one day periods.

RECLASSIFICATIONS
Certain items for 1994 and 1993 have been  reclassified to conform with the 1995
presentation.   These   reclassifications   had  no  effect  on  net  income  or
shareholders' equity as previously reported.


25  F I R S T S O U T H   B A N K   1 9 9 5   A N N U A L   R E P O R T

N O T E S T O C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S December 31, 1995, 1994 and 1993




NOTE  3    SECURITIES

As discussed in Note 1, the Bank adopted SFAS No. 115 as of January 1, 1994 and transferred certain debt and equity securities at that time to the available for sale category.

Summaries of the amortized cost and estimated fair value of investment securities and the related gross unrealized gains and losses are presented below:


                                                                      Gross            Gross
                                                    Amortized      Unrealized        Unrealized         Estimated
                                                       Cost           Gains            Losses           Fair Value

Available for Sale December 31, 1995:
       U. S. Treasury.......................      $  9,521,887   $        35,407  $        35,759     $   9,521,535
       U. S. Government agencies............         7,509,779            51,820           36,366         7,525,233
       FHLB Stock...........................           430,700                --               --           430,700
                                                  $ 17,462,366   $        87,227  $        72,125      $ 17,477,468
Held for Investment December 31, 1995:
       U. S. Government agencies............      $ 15,399,327   $        52,796  $         8,767      $ 15,443,356
       State and local governments..........         2,786,477            10,535            7,678         2,789,334
                                                  $ 18,185,804   $        63,331  $        16,445      $ 18,232,690
Available for Sale December 31, 1994:
       U. S. Treasury.......................      $  7,560,498   $            --  $       306,672     $   7,253,826
       U. S. Government agencies............         6,036,533                --           78,329         5,958,204
       FHLB Stock...........................           347,800                --               --           347,800
                                                  $ 13,944,831   $            --  $       385,001      $ 13,559,830
Held for Investment December 31, 1994:
       U. S. Treasury.......................      $  4,994,693   $            --  $        84,623     $   4,910,070
       U. S. Government agencies............         6,936,834                --          319,869         6,616,965
       State and local governments..........         3,342,298                --           68,685         3,273,613
                                                  $ 15,273,825   $            --  $       473,177      $ 14,800,648


The amortized cost and estimated fair value of debt securities at December 31, 1995, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

                                                        Available for Sale                 Held for Investment
                                                    Amortized         Estimated         Amortized        Estimated
                                                      Cost           Fair Value           Cost          Fair Value

       Due in one year or less..............     $   7,999,273     $   7,981,250   $      691,504    $      688,681
       Due after one but within five years..         9,032,393         9,065,518       16,022,403        16,067,710
       Due after five but within ten years..                --                --        1,471,897         1,476,299
           Total debt securities............      $ 17,031,666      $ 17,046,768     $ 18,185,804      $ 18,232,690


Securities with an estimated fair value of approximately $11,077,000 were pledged to collateralize public funds on deposit at December 31, 1995.


26  F I R S T S O U T H   B A N K   1 9 9 5   A N N U A L   R E P O R T

N O T E S T O C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S December 31, 1995, 1994 and 1993


NOTE  4    LOANS
Following is a summary of loans at December 31, 1995 and 1994:


                                                                                     1995          1994

Real Estate:
       Construction loans......................................................$    9,333,783  $  6,228,636
       Commercial mortgage loans...............................................    23,839,978    16,815,255
       Home equity lines of credit.............................................    11,182,369     9,916,297
       Residential mortgage loans..............................................    16,161,264    12,682,539
       Residential mortgage loans held for sale................................     1,610,500       243,600
            Total real estate loans............................................    62,127,894    45,886,327

Commercial and industrial loans................................................    43,277,046    38,533,983
Loans to individuals for household, family, and other personal expenditures....    10,721,780    10,224,271
Net deferred loan origination costs............................................        39,285        42,068
       Total loans.............................................................  $116,166,005   $94,686,649

At December 31, 1995 and during the year ended December 31, 1995, there are no loans that are considered to be impaired under SFAS No. 114.

The Bank's lending is concentrated primarily in Alamance and Caswell Counties and the surrounding communities in which it operates. During 1995 and 1994, the Bank had loan and deposit relationships with most of its directors and executive officers and with companies with which certain directors and executive officers are associated. The following is a reconciliation of loans directly outstanding to executive officers, directors, and their affiliates:


                                             1995         1994         1993
         Balance at beginning of period...$ 5,066,433  $ 5,557,490  $ 6,407,333
         New loans........................  2,059,475    2,535,643      993,878
         Principal repayments............. (1,241,868)  (3,026,700)  (1,843,721)
         Balance at end of period.........$ 5,884,040  $ 5,066,433  $ 5,557,490

As a matter of policy, these loans and credit lines are approved by the Board of Directors and are made with interest rates, terms, and collateral requirements comparable to those required of other borrowers. In the opinion of management, these loans do not involve more than the normal risk of collectibility.

NOTE  5    ALLOWANCE FOR LOAN LOSSES
An analysis of activity in the allowance for loan losses follows:

                                        1995         1994         1993
Balance at beginning of period.......$ 1,462,633  $ 1,271,531  $ 1,028,546
Provision charged to operations......    195,000      215,000      310,000

Loans charged-off....................    (74,115)     (66,799)    (122,500)
Recoveries...........................     34,301       42,901       55,485
     Net charge-offs.................    (39,814)     (23,898)     (67,015)

Balance at end of period.............$ 1,617,819  $ 1,462,633  $ 1,271,531

27  F I R S T S O U T H   B A N K   1 9 9 5   A N N U A L   R E P O R T

N O T E S  T O  C O N S O L I D A T E D  F I N A N C I A L  S T A T E M E N T S

December 31, 1995, 1994 and 1993

NOTE  6    BANK PREMISES AND EQUIPMENT

The following is a summary of bank premises and equipment:
                                                                         Net
                                                       Accumulated     Carrying
December 31, 1995                             Cost     Depreciation     Value

Land   ..................................$    832,317  $         --  $   832,317
Buildings and leasehold improvements.....   2,638,290       362,241    2,276,049
Furniture and equipment..................   2,374,685     1,354,598    1,020,087
Construction in process..................          --            --           --
       Total............................. $ 5,845,292   $ 1,716,839  $ 4,128,453

                                                                           Net
                                                        Accumulated     Carrying
December 31, 1994                              Cost    Depreciation      Value

Land   ...................................$    832,317  $        --  $   832,317
Buildings and leasehold improvements......   2,666,751      303,670    2,363,081
Furniture and equipment...................   2,341,907    1,325,416    1,016,491
Construction in process...................      16,323           --       16,323
       Total.............................. $ 5,857,298  $ 1,629,086  $ 4,228,212


Depreciation amounting to $ 397,720, $ 389,738, and $ 343,621 was charged to occupancy expenses for 1995, 1994 and 1993, respectively.


NOTE  7    TIME  DEPOSITS
Time deposits in denominations of $ 100,000 or more were approximately $20,668,000 and $20,192,000 at December 31, 1995 and 1994, respectively.
Interest expense on such deposits aggregated approximately $ 1,105,400 in 1995, $ 808,600 in 1994, and $ 886,000 in 1993.

NOTE  8    LEASES
The Bank leases a branch location and equipment under non-cancellable operating leases. Future minimum lease payments under these leases for the years ending December 31 are as follows:

                               1996....................  $  23,845
                               1997....................     23,388
                               1998....................     13,643
                               1999....................         --
                               2000....................         --
                                   Total...............  $  60,876

Total rental expense under operating leases was approximately $ 67,000 in 1995, $ 67,000 in 1994, and $ 58,000 in 1993.

28  F I R S T S O U T H   B A N K   1 9 9 5   A N N U A L   R E P O R T

N O T E S T O C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S December 31, 1995, 1994 and 1993


NOTE  9     INCOME  TAXES

Effective January 1, 1993, the Bank adopted the provisions of SFAS No. 109. There was no cumulative adjustment necessary to adopt this new accounting pronouncement. The components of income tax expense (benefit) for 1995, 1994, and 1993 are as follows:
                            1995          1994         1993
Current:
       Federal.........$   957,000   $   817,000  $   605,000
       State...........    108,000       104,000       85,000
       ................  1,065,000       921,000      690,000
Deferred:
       Federal.........   ( 51,000)     ( 92,000)    ( 26,000)
       State...........   ( 12,000)     ( 25,000)     ( 5,000)
       ................   ( 63,000)    ( 117,000)    ( 31,000)
           Total....... $1,002,000   $   804,000  $   659,000


A reconciliation between actual income tax expense and the amount computed by multiplying earnings before taxes by the statutory Federal income tax rate of 34% follows:
                                                     1995      1994     1993
 Tax expense at statutory rate..................$   957,000  $753,000 $612,000
 Increase (decrease) resulting from:
    State income taxes, net of federal benefit..     63,000    52,000   53,000
    Tax-exempt interest.........................    (28,000)  (37,000) (17,000)
    Other.......................................     10,000    36,000   11,000
        Total income tax expense................ $1,002,000  $804,000 $659,000

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and (liabilities) at December 31, 1995 and 1994 are presented below:

Deferred tax assets:                                       1995        1994
    Loan loss reserves..................................$ 393,000  $  317,000
    Unrealized loss on available for sale securities....       --     149,000
    Other...............................................   52,000      51,000
       Total gross deferred tax assets..................  445,000     517,000
       Less valuation allowance.........................       --          --
       Net deferred tax assets..........................  445,000     517,000

Deferred tax (liabilities)
    Depreciable basis of fixed assets................... (208,000)   (191,000)
    Unrealized gain on available for sale securities....   (5,000)         --
    Other...............................................  (40,000)    (43,000)
       Total gross deferred tax liability............... (253,000)   (234,000)

       Net deferred tax asset included in other assets..$ 192,000  $  283,000

It is management's contention that realization of the net deferred tax asset is more likely than not based on the Bank's history of taxable income and estimates of future taxable income.

29  F I R S T S O U T H   B A N K   1 9 9 5   A N N U A L   R E P O R T

N O T E S T O C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S December 31, 1995, 1994 and 1993

NOTE  10     FEDERAL HOME LOAN BANK
             MEMBERSHIP AND ADVANCES

The Bank is a member of the Federal Home Loan Bank of Atlanta (FHLB). As a member, the Bank is required to invest in the stock of the FHLB. All stock in the FHLB together with qualifying residential first mortgage loans are pledged as collateral to secure any advances. At December 31, 1995 and 1994, no advances were outstanding.

NOTE  11    STOCK OPTIONS

During 1988, the Board of Directors approved a non-qualified stock option plan for certain original Directors of the Bank and 161,483 shares of authorized and unissued stock, as adjusted retroactively for the 5% and 10% stock dividends paid on February 28, 1994 and October 15, 1994, respectively, were reserved for award. All options have been granted and may be exercised over a 5 year period from the date of grant with certain extensions available as described in the plan. The exercise price is $6.35 per share. During 1995, 2,600 shares were exercised at a price of $6.35. At December 31, 1995, there were 156,315 outstanding options, all of which are exercisable. All options will expire in 1998.

During 1988, the Board of Directors approved an Incentive Stock Option Plan for officers and key employees. Under the provisions of the Plan, grants are made at the discretion of an administrative committee appointed by the Board of Directors at the fair value of the stock on the date of grant. The Board reserved 161,483 shares of authorized and unissued stock for grant. At December 31, 1995, options to purchase 127,362 shares were outstanding, of which 85,653 were currently exercisable at prices ranging from $8.65 to $15.00 per share. The remaining 41,709 shares are exercisable at various dates between 1996 and 1999 at prices ranging from $8.65 to $15.00. During 1995, options on 15,500 shares were granted, and 5,723 and 6,243 shares were exercised and forfeited, respectively.

NOTE  12    SAVINGS  PLAN

The Bank maintains a savings plan under Section 401(k) of the Internal Revenue Code, covering all employees who have completed six months of full time service as of the beginning of the plan year. Under the plan, employee contributions are matched by the Bank in an amount equal to 50% of the first 6% of compensation contributed by the employee. Such matching becomes vested when the employee reaches six years of credited service. Total savings plan expense was $65,979, $42,138 and $45,368 for 1995, 1994 and 1993, respectively.

NOTE  13     CONTINGENT  LIABILITIES
             AND COMMITMENTS

The Bank's consolidated financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities are commitments to extend credit and standby letters of credit.

A summary of the Bank's commitments and contingent liabilities at December 31, 1995, is as follows:

                                      Notional Amount
Commitments to extend credit........... $24,640,392
Credit card arrangements...............   3,316,453
Standby letters of credit..............     429,748




Commitments to extend credit, credit card arrangements and standby letters of credit all include exposure to some credit loss in the event of nonperformance by the customer. The Bank's credit policies and procedures for credit commitments and financial guarantees are the same as those for extensions of credit that are recorded in the consolidated balance sheets. Because these instruments have fixed maturity dates, and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Bank. The Bank has not incurred any losses on its commitments in either 1995 or 1994.

NOTE  14    ACQUISITION

On May 12, 1994, the Bank acquired a branch office located in Yanceyville, North Carolina from Wachovia Bank of North Carolina, N.A. The acquisition was accounted for using the purchase method of accounting. The principal amounts acquired included deposits of $18,640,705, loans of $1,722,517, premises and equipment of $185,000, and net cash of


30  F I R S T S O U T H   B A N K   1 9 9 5   A N N U A L   R E P O R T

N O T E S T O C O N S O L I D A T E D F I N A N C I A L S T A T E M E N T S December 31, 1995, 1994 and 1993


$15,565,388. The resulting excess of the purchase price over the fair value of the net assets acquired amounted to $1,167,800 and was recorded as deposit premium and goodwill.

NOTE  15    REGULATORY MATTERS

The Bank, as a North Carolina banking corporation, may pay dividends only out of undivided profits as determined pursuant to North Carolina General Statutes
Section 53-87. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the Bank.

Current Federal regulations require that the Bank maintain a minimum ratio of total capital to "risk weighted" assets of 8.0%, with at least 4.0% being in the form of tier 1 capital, as defined in the regulations. The Bank's actual ratios at December 31, 1995 were 13.6% and 9.0%, respectively.

NOTE  16    COMMON  STOCK

On February 24, 1994, the Bank paid a 5% stock dividend to all shareholders of record on February 15, 1994. The market value of the common stock on the date of declaration was $10.50. On October 15, 1994 the Bank paid a 10% stock dividend to all shareholders of record on September 30, 1994. The market value of the common stock on the date of declaration was $11.50. All references to number of shares outstanding, net income per share, and stock option data in the financial statements and notes have been adjusted to give retroactive effect to both stock dividends.

NOTE  17    FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires a company to disclose the fair value of its financial instruments, whether or not recognized in the balance sheet, where it is practical to estimate that value.

The fair value of estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the company's entire holding of a particular financial instrument. In cases where quoted market prices are not available, fair value estimates are based on judgements regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates. Finally, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 1995. Such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

The following table presents the carrying values and estimated fair values of the Bank's financial instruments at December 31:
                                               1995
                                       CARRYING   ESTIMATED
                                         VALUE   FAIR VALUE
                                           ( thousands )
FINANCIAL ASSETS
     Cash and cash equivalents       $   12,390   $   12,390
     Investment securities           $   35,663   $   35,710
     Loans receivable                $  116,166   $  117,006

FINANCIAL LIABILITIES
     Deposits                         $ 151,372    $ 151,507

SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. The disclosures also do not include premises and equipment and certain intangible assets. Accordingly, the fair value amounts presented above do not represent the underlying value of the Bank.

31  F I R S T S O U T H   B A N K   1 9 9 5   A N N U A L   R E P O R T

B O A R D S  O F  D I R E C T O R S


(Photo appears here of Board of Directors)

First row, left to right: C. C. McNeely, Jr., Jack R. Lindley, Rose Ann Jordan Gant, Troy W. Woodard, Sr., D. Earl Pardue, Eda C. Holt, William A. Hawks, Edwin
B. Armstrong, Jr. Second row, left to right: Loren A. Tompkins, W. E. Love, Jr., James B. Powell, MD, James R. Copland, III, James Y. Blackwell, Jr., Wade Williamson, Jr., Jerome B. Taylor, James B. Crouch, Jr.

D. Earl Pardue
Chairman
President, Brightwood Farm, Inc.

Jerome B. Taylor
Vice Chairman
Past President, Burlington Bag
& Baggage, Inc.

Wade Williamson, Jr.
President
Chief Executive Officer,
FirstSouth Bank

Edwin B. Armstrong, Jr.
International Management
Consultant

James Y. Blackwell, Jr.
Farmer

James R. Copland, III
President and Treasurer, Copland
Fabrics, Inc. and Copland, Inc.

James B. Crouch, Jr.
Vice President, Harris, Crouch,
Long, Scott & Miller, Inc.

Rose Ann Jordan Gant
President, The Very Thing, Ltd.

William A. Hawks
President, Classic Hosiery, Inc.

Eda C. Holt
President, Margaret's of Burlington

Jack R. Lindley
President, Jack R. Lindley, Inc.

W. E. Love, Jr.
Chairman of the Board and CEO,
W. E. Love & Associates, Inc.

C. C. McNeely, Jr.
Retired-Vice President, Burlington House
Division of Burlington Industries, Inc.

James B. Powell, M.D.
President, Laboratory Corporation
of America

Loren A. Tompkins
President, McLeod Oil Company

Troy W. Woodard, Sr.
President, Troy W. Woodard
Engineering & Associates;

G R A H A M    O F F I C E
Troy W. Woodard, Sr.,  Chairman
President, Troy W. Woodard Engineering & Associates

Larry E. Brooks
Accountant, Cobb and Brown, P.A.

Eunice Newlin
Retired - Alamance County School System

H. Larry Scott
Retired - Senior Manager, David M. Griffith & Associates

Jeff Stearns
President, Stearns Chrysler-Plymouth-Jeep-Eagle

G. Travers Webb, III
Vice President, Meredith-Webb Printing Company, Inc.

Stanley Wyrick
President, Bulla-Warren Tire Company, Inc.

M E B A N E    O F F I C E
Loren A. Tompkins,  Chairman
Chairman, McLeod Oil Company

Mike C. Blankenship, DDS
Dentist

James E. Covington
President, King Tire Service of Mebane, Inc.

E. Anthony Landi
Vice President of Finance,
Mebane Lumber Company, Inc.

Carl R. Steinbicker
Plant Manager, A. O. Smith Electrical
Products Company

Y A N C E Y V I L L E    O F F I C E

James Y. Blackwell, Jr.,  Chairman
Farmer

R. Lee Farmer
Attorney, Farmer & Watlington

C. Franklin Murphy
Co-Owner, Planters Tobacco Warehouse

J. Y. Thomas
President, Thomas Brothers Oil & Gas

J. Neal Watlington
President, Watlington's, Inc.


32  F I R S T S O U T H   B A N K   1 9 9 5   A N N U A L   R E P O R T

OFFICES AND MANAGEMENT


B A N K I N G   L O C A T I O N S

DOWNTOWN BURLINGTON
509 South Lexington Avenue,  Burlington, NC  27215
(910) 570-6002

EDGEWOOD VILLAGE SHOPPING CENTER
2946 South Church Street,  Burlington, NC  27215
(910) 570-6001

GRAHAM
832 South Main Street,  Graham, NC  27253
(910) 570-6003

MEBANE
900 South Mebane Oaks Road, Mebane, NC  27302
(910) 570-6004

YANCEYVILLE
173 Main Street, Yanceyville, NC  27379
(910) 694-4148

O T H E R   S E R V I C E S

MORTGAGE LOAN DEPARTMENTS
2946 South Church Street,  Burlington, NC  27215
(910) 570-6005

900 South Mebane Oaks Road, Mebane, NC 27302
(910) 570-6049

M A N A G E M E N T

PRESIDENT AND CHIEF EXECUTIVE OFFICER       WADE WILLIAMSON, JR.
SENIOR VICE PRESIDENTS.............         CHARLES T. CANADAY, JR.
 ...................................         DAVID B. SPENCER
VICE PRESIDENTS....................         J. TOL BROOME
 ...................................         KEN DOHMEN
 ...................................         STEPHEN C. GILLIAM
 ...................................         BONNIE M. MOORE
 ...................................         PHILLIP M. MOTLEY
 ...................................         CHARLES PRICE
 ...................................         TROY W. WOODARD, JR.
CORPORATE SECRETARY................         SANDRA J. FRANK
ASSISTANT VICE PRESIDENTS..........         WAYNE M. BARKER
 ...................................         ANNE CALDWELL
 ...................................         JUDY L. PENNINGTON
 ...................................         NANCY E. WALKER
 ...................................         CYNTHIA WINTERS
BANKING OFFICERS...................         BRUCE PLEASANT
 ...................................         WES SARTIN


                            SHAREHOLDER INFORMATION

              S H A R E H O L D E R   C O N T A C T

                                    Sandra J. Frank
                                   FirstSouth Bank,
                                  P.O. Drawer 2957,
                              Burlington, NC  27216
                                     (910) 570-6009


            S T O C K   T R A N S F E R   A G E N T

                    Wachovia Bank & Trust Co., N.A.
                                  Winston-Salem, NC


                    M A R K E T   F O R   S T O C K

           Price quotes for the Bank's common stock are listed under "FirstSouth Bank" in the over-the-counter market section of the
                             Burlington TIMES-NEWS.


                          M A R K E T   M A K E R S

                          A.G. Edwards & Sons, Inc.
                         2728 Anne Elizabeth Drive,
                              Burlington, NC  27215
                   (910) 584-3094 or (800) 451-1615

                                J.C. Bradford & Co.
                 3008 South Church Street, Suite A,
                              Burlington, NC  27215
                   (910) 584-1308 or (800) 326-4848

        Scott & Stringfellow Investment Corporation
                            400 West Market Street,
                              Greensboro, NC  27401
                   (910) 378-1824 or (800) 476-1824


                                    A U D I T O R S

                              KPMG Peat Marwick LLP
                                     Greensboro, NC

                        A N N U A L   M E E T I N G

                    April 24, 1996 (bullet) 4:00 pm

                                 Best Western Motel
                              770 Huffman Mill Road
                              Burlington, NC  27215



F I R S T S O U T H  B A N K  1 9 9 5  A N N U A L  R E P O R T

                                   (FIRSTSOUTH
                                      BANK
                               LOGO APPEARS HERE)

                                   MEMBER FDIC

                            (C) 1996 FIRSTSOUTH BANK

EXHIBIT 2

                                 FIRSTSOUTH BANK
                             POST OFFICE DRAWER 2957
                            2946 SOUTH CHURCH STREET
                        BURLINGTON, NORTH CAROLINA 27216
                                 (910) 570-6000
                  ---------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 24, 1996
                  ---------------------------------------------

         NOTICE is hereby given pursuant to call of its Board of Directors that the Annual Meeting of Shareholders of FirstSouth Bank will be held at the Best Western Motel, 770 Huffman Mill Road, Burlington, North Carolina, on April 24, 1996 at 4:00 p.m., local time, to consider and act on the following matters:

         I. Election of six Directors to serve for a three year term and until their respective successors are duly elected and qualified.

        II. A proposal to authorize the Board of Directors to acquire for FirstSouth in privately negotiated transactions up to 100,000 shares of FirstSouth's Common Stock during the period of one year from the date of the Annual Meeting or any adjournments thereof.

       III. A proposal to ratify the appointment of KPMG Peat Marwick as the independent auditors of FirstSouth Bank for the fiscal year ending December 31, 1996.

        IV. Such other business as may properly come before the meeting or any adjournment thereof.

         In accordance with the provisions of the Bylaws, the Board of Directors has fixed March 15, 1996 as the record date for the determination of Shareholders entitled to receive notice of and to vote at the Annual Meeting.

         SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY AND MAIL IT IN THE POSTAGE PREPAID ENVELOPE PROVIDED. THE GIVING OF SUCH PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE SUCH PROXY OR TO VOTE IN PERSON SHOULD YOU LATER DECIDE TO ATTEND THE ANNUAL MEETING.

                                            By Order of the Board of Directors,



                                            Sandra J. Frank
                                            Corporate Secretary



Burlington, NC
March 22, 1996

     The approximate mailing date of this Proxy Statement is March 22, 1996.

                               PROXY STATEMENT FOR
                        ANNUAL MEETING OF SHAREHOLDERS OF
                                 FIRSTSOUTH BANK
                          TO BE HELD ON APRIL 24, 1996

         This Proxy Statement is furnished to the Shareholders of FirstSouth Bank, hereinafter called "FirstSouth", Post Office Drawer 2957, 2946 South Church Street, Burlington, North Carolina 27216, in connection with the solicitation of proxies by the Board of Directors of FirstSouth to be used at the Annual Meeting of Shareholders to be held on April 24, 1996, or any adjournments thereof, for the purpose of acting on the proposals as set forth in the Notice of Annual Meeting of Shareholders (the "Notice"). Persons named in the proxy to represent Shareholders at the meeting are D. Earl Pardue, Jerome B. Taylor and Wade Williamson, Jr. Shares represented by properly executed proxies, if such proxies are received in time and not revoked, will be voted at the Annual Meeting as set forth therein. In the absence of an instruction, proxies will be voted "FOR" each of the proposals listed in the Notice. On such other matters as may come before the meeting, proxies will be voted in accordance with the best judgment of the persons named therein to represent the Shareholders. A proxy may be revoked at any time before it is exercised by filing with Sandra J. Frank, Secretary of FirstSouth, at the address hereinabove set forth, either a written instrument revoking it or a duly executed proxy bearing a subsequent date or by attending the meeting and requesting the right to vote in person.

         The cost of preparing, assembling and mailing the proxy solicitation materials will be borne by FirstSouth. Proxies may be solicited in person or by telephone by FirstSouth's officers without additional compensation.

         Only Shareholders of record at the close of business on March 15, 1996 shall be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. As of January 31, 1996, FirstSouth had 1,735,287 outstanding shares of common stock, $3.33 1/3 par value (the "Common Stock"). Each share of Common Stock is entitled to one vote on each proposal as listed in the Notice and described herein, except that under certain circumstances described below cumulative voting is permitted in the election of directors. Votes will be tabulated by an Inspector of Elections appointed by FirstSouth's Board of Directors. Under North Carolina law and FirstSouth's Articles of Incorporation and Bylaws, abstentions and broker non-votes will be treated as neither having been voted for or against a proposal; however, shares represented in person or by proxy at the Annual Meeting, whether or not abstaining, will be counted in determining whether or not a quorum is present at the Annual

Meeting. Any holder of FirstSouth's Common Stock is entitled to vote, in person or by proxy, the number of shares standing of record in his name for as many persons as there are directors to be elected and for whose election he has a right to vote, or to cumulate his votes by giving one candidate as many votes as the number of such directors to be elected multiplied by the number of his shares shall equal, or by distributing such votes on the same principle among any number of such candidates. This right of cumulative voting may not be exercised unless a shareholder or proxyholder announces in open meeting, before the voting for directors begins, his intention to vote cumulatively. Included in this solicitation of proxies is the discretionary authority to vote cumulatively all the shares of Common Stock represented by properly executed and dated proxies, should such right to vote cumulatively be exercised by any shareholder or proxyholder. Such cumulative voting rights may be exercised by those individuals named in the proxy to represent the shareholders or by any substitute appointed by any one of them. In the event cumulative voting is elected, such proxyholders reserve the right to distribute the votes represented by each proxy unequally among the nominees whom the shareholder granting the proxy has indicated he or she wishes to vote for to the extent deemed appropriate by such proxyholders to ensure that the maximum number of FirstSouth Board of Directors' nominees are elected.


                  OWNERSHIP OF SECURITIES BY CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table sets forth as of January 31, 1996 the number of shares and percentage of Common Stock beneficially owned by each director and nominee for director of FirstSouth and, in the aggregate, by all directors and executive officers of FirstSouth as a group. Other than as set forth below, as of January 31, 1996 no shareholder was known by management of FirstSouth to be the beneficial owner of more than five percent of the Common Stock.


                    AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

                                                                  SHARES         TOTAL NUMBER OF
                                       NUMBER OF SHARES         ACQUIRABLE     SHARES BENEFICIALLY
NAME OF BENEFICIAL                    BENEFICIALLY OWNED       UNDER STOCK       OWNED INCLUDING
     OWNER                          (EXCLUDING OPTIONS) 1     OPTION PLANS 2     OPTIONED SHARES         PERCENT 17
- ------------------                   ---------------------    --------------     ---------------         ----------
D. Earl Pardue 3                             68,925              24,225              93,150                 5.29
Jerome B. Taylor 4                           55,493              24,222              79,715                 4.53
Wade Williamson, Jr. 5                       38,401              46,200              84,601                 4.75
James B. Powell 6                            77,769              10,276              88,045                 5.04
W. E. Love, Jr. 7                            52,509              10,276              62,785                 3.60
Edwin B. Armstrong, Jr. 8                    25,530              10,276              35,806                 2.05
Eda C. Holt 9                                24,559              10,276              34,835                 2.00
Jack R. Lindley 10                           53,011              10,276              63,287                 3.63
Rose Ann Gant 11                             10,801              10,276              21,077                 1.21
C. C. McNeely, Jr. 12                        15,772              10,276              26,048                 1.49

                                        2




William A. Hawks 13                          35,327               10,276               45,603               2.61
James B. Crouch, Jr. 14                      22,316               10,276               32,592               1.87
James R. Copland, III 15                     68,604               10,276               78,880               4.52
Troy W. Woodard, Sr                           5,645                  -0-                5,645                .33
Loren A. Tompkins 16                          4,084                  -0-                4,084                .24
James Y. Blackwell, Jr                          316                  -0-                  316                .02

All directors and
 executive officers
 as a group
 (20 persons, 16 of
  whom are listed
  above)                                    575,960              223,535              799,495              40.82




1. Unless otherwise noted, to the best of management's knowledge, shares are held of record by the persons named and such persons exercise sole voting and investment power with respect to their shares.

2. With respect to Messrs. Pardue, Taylor, Powell, Love, Armstrong, Lindley, McNeely, Hawks, Crouch, and Copland and Mrs. Holt and Mrs. Gant, reflects shares which may be acquired upon the exercise of options granted under FirstSouth's 1988 Stock Option Plan for Directors which are either capable of being exercised as of January 31, 1996 or become exercisable within sixty days after January 31, 1996. With respect to Mr. Williamson, reflects shares which may be acquired by Mr. Williamson upon the exercise of options granted to him pursuant to FirstSouth's Stock Option Plan for Key Employees which are either capable of being exercised as of January 31, 1996 or become exercisable within sixty days after January 31, 1996. Included within the optioned shares beneficially owned by all directors and executive officers, as a group, are an additional 26,128 shares subject to options granted to executive officers pursuant to FirstSouth's Stock Option Plan for Key Employees which are either capable of being exercised as of January 31, 1996 or become exercisable within sixty days after January 31, 1996.

3. D. Earl Pardue exercises sole voting and investment power over 57,539 shares that he holds individually of record. Mr. Pardue exercises shared voting and investment power over 8,662 shares held of record by his spouse, over 819 shares held jointly with his spouse, and over 1,905 shares held of record by a child residing in his household. Mr. Pardue's address is 2401 Oakwood Drive, Burlington, North Carolina 27215.

4. Jerome B. Taylor exercises sole voting and investment power over 115 shares that he holds individually of record. Mr. Taylor exercises sole investment power and shared voting power with respect to 44,985 shares held of record in Mr. Taylor's individually directed accounts in qualified retirement plans. Mr. Taylor exercises shared voting and investment power over 10,393 shares held of record in Mr. Taylor's spouse's individually directed accounts in qualified retirement plans.

5. Wade Williamson, Jr. exercises sole voting and investment power over 28,741 shares that he holds individually of record and over 865 shares held of record in his individual retirement account. Mr. Williamson exercises shared voting and investment power over 8,795 shares held of record in his individually directed account in a qualified retirement plan.

6. James B. Powell exercises sole voting and investment power over 69,107 shares that he holds individually of record and exercises shared voting and investment power over 8,662 shares held of record by his spouse. Dr. Powell's address is 358 South Main Street, Burlington, North Carolina 27215.

7. W. E. Love, Jr. exercises sole voting and investment power over 21,207 shares that he holds individually of record and over 4,212 shares held of record in the W.E. Love & Associates, Inc. Employees' 401(k) Retirement Plan and Trust of which Mr. Love is the trustee. Mr. Love exercises shared voting and investment power over 8,932 shares held of record by his spouse. Mr. Love exercises shared voting and investment power over 11,558 shares held of record by W. E. Love & Associates, Inc. of which Mr. Love is the majority shareholder and a director. Mr. Love exercises shared voting and investment power over 6,600 shares held of record by Universal Insurance Company, Inc. Mr. Love is a director of Universal Insurance Company, Inc. which is a wholly owned subsidiary of Innovative Company of which Mr. Love controls 50% of the voting power.

8. Edwin B. Armstrong, Jr. exercises sole voting and investment power over 1,704 shares that he holds individually of record. Mr. Armstrong exercises shared voting and investment power over 2,336 shares held of record by his spouse; over 20,490 shares held of record jointly with his spouse and over 1,000 shares held jointly with his daughter.

9. Eda C. Holt exercises sole voting and investment power over 21,699 shares that she holds individually of record and exercises shared voting and investment power over 2,860 shares held of record by her spouse.

10. Jack R. Lindley exercises sole voting and investment power over 27,024 shares that he holds individually of record and exercises shared voting and investment power over 25,987 shares held of record by his spouse.

11. Rose Ann Gant exercises sole voting and investment power over 10,801 shares that she holds individually of record.

12. C. C. McNeely, Jr. exercises sole voting and investment power over 13,283 shares that he holds individually of record and exercises shared voting and investment power over 2,145 shares held of record by his spouse. Mr. McNeely exercises sole voting and investment power over 344 shares held by him as custodian for his grandchildren under the North Carolina Uniform Transfers to Minors Act (the "Minors Act").

13. William A. Hawks exercises sole voting and investment power over 19,701 shares that he holds individually of record and exercises shared voting and investment power over 8,970 shares held of record by his spouse. Mr. Hawks exercises sole investment and voting power over 6,656 shares held of record in his individual retirement account.

14. James B. Crouch, Jr. exercises sole voting and investment power over 18,764 shares that he holds individually of record. Mr. Crouch exercises shared voting and investment power with respect to 865 shares held of record in his spouse's individual retirement account and exercises shared voting and investment power over 2,687 shares held of record by his brother as custodian for Mr. Crouch's children under the Minors Act.

15. James R. Copland, III exercises sole voting and investment power over 38,115 shares that he holds individually of record and exercises shared voting and investment power over 1,905 shares held of record by his spouse. Mr. Copland exercises shared voting and investment power over 28,584 shares held of record by or for his children.

16. Loren A. Tompkins exercises sole voting and investment power over 2,984 shares that he holds individually of record and exercises shared voting and investment power over 1,100 shares held of record by his spouse.

17. Except as noted herein, the calculation of percentage of ownership is based on 1,735,287 outstanding shares. In calculating the percentage ownership of a Director or nominee for Director, the shares of Common Stock which such person can acquire upon the exercise of options are deemed to be outstanding for the purpose of computing such person's percentage of ownership, but are not deemed to be outstanding for the purpose of computing the percentage of Common Stock owned by any other person. In calculating the percentage of ownership of all directors and executive officers, as a group, the shares of Common Stock which can be acquired under stock options which are either exercisable as of January 31, 1996 or which become exercisable within sixty days after January 31, 1996 are treated as if they were outstanding shares.

                                   PROPOSAL I
                              ELECTION OF DIRECTORS

         The Bylaws of FirstSouth provide that the number of directors constituting the Board of Directors shall not be less than nine nor more than twenty-one as determined by the Board of Directors. In accordance with the Bylaws of FirstSouth, the number of Directors constituting the Board of Directors is established from time to time by the Board of Directors. For the period beginning with the 1995 Annual Meeting of the Shareholders, the Board of Directors determined that the number of directors constituting the Board of Directors would be sixteen.

         The Bylaws of FirstSouth provide for staggered terms for directors. The terms of the six members of the Board of Directors set forth below are scheduled to expire at the upcoming Annual Meeting. FirstSouth's current Board of Directors has renominated those six individuals to serve as directors for a three year term to expire at the 1999 Annual Meeting. Each nominee has consented to being named in this Proxy Statement and has indicated that he will serve as a director if elected. It is the intention of each of the persons named in the accompanying proxy to vote the shares represented thereby in favor of the nominees set forth below unless contrary instructions are given. The directors elected by the Shareholders will serve until the expiration of their term and until their respective successors are duly elected and shall qualify.

                                           POSITION HELD               DIRECTOR
NOMINEE                      AGE           WITH FIRSTSOUTH               SINCE

D. Earl Pardue                74               Director and               1988
                                               Chairman of
                                               the Board
Jerome B. Taylor              58               Director and               1988
                                               Vice Chairman
                                               of the Board
Wade Williamson, Jr.          48               Director and               1988
                                               President
James B. Powell               57               Director                   1988
Troy W. Woodard, Sr.          73               Director                   1989
Loren A. Tompkins             61               Director                   1990

         Significant business experience for at least the last five years for each nominee for director of FirstSouth is set forth below.

         D. EARL PARDUE serves as the President of Brightwood Farm, Inc. which is engaged in the business of grain farming and horse breeding.

         JEROME B. TAYLOR served as the President of Burlington Bag & Baggage, Inc., which was engaged in the retail sale of leather goods having ceased operations in 1992.

         WADE WILLIAMSON, JR. serves as the President and Chief Executive Officer of FirstSouth Bank.

         JAMES B. POWELL serves as the President of Laboratory Corporation of America Holdings, a clinical reference laboratory.

         TROY W. WOODARD, SR. served as the Mayor of the City of Graham and serves as the President of Troy W. Woodard Engineering & Associates. Mr. Woodard is the father of Troy W. Woodard, Jr. who is a Vice President of FirstSouth.

         LOREN A. TOMPKINS serves as the Chairman of the Board and Chief Executive Officer of McLeod Oil Company, petroleum marketers.

                  THE BOARD OF DIRECTORS RECOMMENDS TO THE SHAREHOLDERS THAT THEY VOTE THEIR SHARES OF COMMON STOCK IN FAVOR OF THE NOMINEES SET FORTH ABOVE AS DIRECTORS OF FIRSTSOUTH. THE FAVORABLE VOTE OF A MAJORITY OF THE SHARES OF COMMON STOCK REPRESENTED AT THE ANNUAL MEETING IS REQUIRED FOR APPROVAL.

                             MANAGEMENT OF THE BANK

                  The following table sets forth information with respect to the remaining ten directors. The term of six members is scheduled to continue until the 1997 Annual Meeting of the Shareholders and the term of four members is scheduled to continue until the 1998 Annual Meeting of the Shareholders.


                                             POSITION
                                             HELD WITH     DIRECTOR  YEAR IN WHICH TERM
NAME                              AGE        FIRSTSOUTH     SINCE    SCHEDULED TO EXPIRE
W. E. Love, Jr.                    69        Director        1988            1997
Edwin B. Armstrong, Jr.            66        Director        1988            1997
Eda C. Holt                        63        Director        1988            1997
Rose Ann Gant                      67        Director        1988            1997
Jack R. Lindley                    61        Director        1988            1997
James Y. Blackwell, Jr.            67        Director        1994            1997
James R. Copland, III              55        Director        1988            1998
William A. Hawks                   64        Director        1988            1998
James B. Crouch, Jr.               47        Director        1988            1998
C. C. McNeely, Jr.                 73        Director        1988            1998


         Significant business experience for at least the last five years for each continuing director of FirstSouth is set forth below.

         W. E. LOVE, JR. serves as the Chairman of the Board and CEO of W. E. Love & Associates, Inc., a general insurance agency.

         EDWIN B. ARMSTRONG, JR. is an international management consultant.

         EDA C. HOLT serves as the President of Margaret's of Burlington, Inc. which is engaged in retail clothing sales.

         ROSE ANN GANT serves as the President of The Very Thing, Ltd., an interior design company.

         JACK R. LINDLEY serves as the President of Jack R. Lindley, Inc., a consulting company.

         JAMES Y. BLACKWELL, JR. is engaged in farming operations.

         JAMES R. COPLAND, III serves as the President and Treasurer of Copland Fabrics, Inc. and Copland, Inc., manufacturers of textile products.

         WILLIAM A. HAWKS serves as the President of Classic Hosiery, Inc., manufacturers of textile products.

         JAMES B. CROUCH, JR. serves as a Vice President of Harris, Crouch, Long, Scott & Miller, Inc., which is engaged in insurance sales and services.

         C. C. McNEELY, JR. was formerly a Vice President of the Burlington House Division of Burlington Industries, Inc. having retired from such position in June of 1987.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS. The Board of Directors and the Executive Committee of the Board hold regular meetings in alternate months. During the fiscal year ending on December 31, 1995, the Board of Directors held six meetings and the Executive Committee of the Board held six meetings. During the 1995 fiscal year no director attended less than 75% of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which he served as a director) and (ii) the total number of meetings held by all committees of the Board on which he served (during the periods that he served).

         The Board of Directors also has several standing committees, including a Compensation Committee and an Audit Committee. FirstSouth does not have a separate committee to nominate persons for election as directors. Although there is no formal procedure, the Board may consider suggestions from the shareholders for nominees.

         The Compensation Committee held three meetings during the fiscal year ended December 31, 1995. The Compensation Committee's primary function is to establish and review personnel compensation policies. The Compensation Committee also serves as the Stock Option Committee for the FirstSouth Bank Stock Option Plan for Key Employees. The following directors serve on the Compensation Committee: William A. Hawks, James R. Copland, III, W.E.
Love, Jr., James B. Crouch, Jr., D. Earl Pardue and Jerome B. Taylor. Mr. Hawks serves as the Chairman of the Compensation Committee.

         The Audit Committee held two meetings during the fiscal year ended December 31, 1995. The Audit Committee's primary function is to superintend the examination of the assets and liabilities of FirstSouth and report the results of such examination to the Board of Directors and to the North Carolina Commissioner of Banks. The following directors serve on the Audit Committee: James R. Copland, III, Edwin B. Armstrong, Jr., William A. Hawks, D. Earl Pardue and Jerome B. Taylor. Mr. Copland serves as the Chairman of the Audit Committee.

EXECUTIVE COMPENSATION. The following table shows, for 1995, 1994 and 1993, the cash and certain other compensation paid to or received or deferred by those current executive officers of FirstSouth whose compensation exceed $100,000 in any of those years.

                           SUMMARY COMPENSATION TABLE



                                  Annual Compensation                          Long-Term Compensation

                                                                             Awards             Payouts
                                                          Other                    Securities                  All
Name and                                                  Annual      Restricted   Underlying   Long-Term      Other
Principal                            Salary   Bonus     Compensa-     Stock        Options      Incentive      Compen-
Position                    Year     ($)(1)   ($)(2)    tion ($)(3)  Award(s)         (#)       Payouts($)     sation ($)(5)
- --------                    ----     ------   ------    -----------  --------     ---------     ----------     -------------

Wade Williamson, Jr.        1995    $111,000  $38,500         -            -             -                -           $4,995
 President and              1994    $101,333  $27,000         -            -             -                -           $3,040
 Chief Executive            1993    $ 94,000  $24,665         -            -        48,215(4)             -           $4,230
 Officer

Charles T. Canaday, Jr.     1995  $ 76,142  $25,000           -           -              -                -           $3,323
 Senior Vice                1994  $ 68,583  $17,000           -           -              -                -           $2,058
 President                  1993  $ 64,000  $19,665           -           -          14,050(4)            -           $2,880



(1) Includes salaries received and amounts deferred during each year at the election of the executive officer pursuant to FirstSouth's Section 401(k) Retirement Plan.

(2) FirstSouth awards cash bonuses to its officers based upon FirstSouth's results of operations and their individual performance during the year. The amounts of the bonuses are determined solely by the Board of Directors.

(3) In addition to compensation listed in the table and employee benefits (such as group life, hospitalization and disability insurance) pursuant to plans made available by FirstSouth generally to its employees, executive officers receive certain other personal, non-cash benefits. The aggregate value of such non-cash benefits received by executive officers of FirstSouth during 1995, 1994 and 1993 did not exceed 10% of the cash compensation paid to such executive officers, individually or in the aggregate.

(4) Options granted under FirstSouth's Stock Option Plan for Key Employees (see "Stock Option Plan for Key Employees"). The number of shares subject to the option has been adjusted to reflect the effect of stock dividends pursuant to the anti-dilution provisions of the Plan.

(5) Consists of FirstSouth's contributions on behalf of the executive officer to FirstSouth's Section 401(k) Retirement Plan.


         Employment Agreements. FirstSouth has entered into an employment contract with Mr. Wade Williamson, Jr. The initial term of the contract is for a period of four years to be automatically renewed for successive periods of four years each unless either party gives at least six months notice of termination prior to the end of the then current term. Pursuant to the contract FirstSouth provides an automobile primarily for business purposes (not included in the cash compensation table above) and club membership fees for Mr. Williamson and dependent care medical insurance. The contract provides that Mr. Williamson's base annual salary will be adjusted annually based upon negotiations between Mr. Williamson and the

Board. Mr. Williamson's base annual salary for the 1996 calendar year has been fixed at $120,000. Following a change in control of FirstSouth, the contract provides that Mr. Williamson will have a two year period to unilaterally terminate his employment and upon such termination or upon an involuntary termination of employment, Mr. Williamson will receive a sum equal to 2.95 times his average annual compensation for the preceding five year period.

         FirstSouth has entered into an employment contract with Mr. Charles T. Canaday, Jr. The initial term of Mr. Canaday's contract is for a period of two years to be automatically renewed for successive periods of two years each unless either party gives at least six months notice of termination prior to the end of the then current term. The contract provides that the term will automatically be equal to a two year period upon the occurrence of a change in control of FirstSouth. Mr. Canaday's base annual salary for the 1996 calendar year has been fixed at $79,800. Following a change in control, Mr. Canaday has a period of one year to unilaterally terminate his employment and upon such termination or upon an involuntary termination of employment, Mr. Canaday will receive his monthly salary for a period of thirty months.

         In general, a "change in control" shall occur upon (a) the election of directors constituting more than one-half of the Board who were not nominated for election by the current Board; (b) the acquisition by a corporation, person or group of more than 50% of FirstSouth's voting stock or (c) the sale of substantially all of FirstSouth's assets to a third party.

         Deferred Compensation Plan. FirstSouth maintains an unfunded deferred compensation plan for the benefit of Wade Williamson, Jr. The plan provides for the payment of benefits for a period of ten years commencing with Mr. Williamson's attainment of the age of 65 years or if Mr. Williamson shall die while serving as an employee of FirstSouth, upon Mr. Williamson's death. The amount of the annual benefit is equal to $100,000 times the applicable Vested Percentage. The Vested Percentage as of December 31, 1995 was 30% and for each full 12 month period thereafter during which Mr. Williamson serves as a full time employee of FirstSouth, the Vested Percentage will be increased by 10%. FirstSouth acquired a policy insuring Mr. Williamson's life which is payable to FirstSouth and is intended to partially recover the cost of the payments to Mr. Williamson.

         Section 401(k) Retirement Plan. FirstSouth maintains a Profit Sharing Plan and Trust with a qualified cash or deferred feature under Section 401(k) of the Internal Revenue Code of 1986 (the "Retirement Plan"). Employees who have completed six months of full time service as of the beginning of the plan year are eligible to participate in the Retirement Plan. A participating employee may contribute, through payroll deduction, from 1% to 15% of his salary on a tax deferred basis subject to the requirements of Section 401(k) of the Internal Revenue Code. FirstSouth has agreed to contribute to the Retirement Plan an amount equal to 50% of up to the first 6% contributed by a participating employee. Additionally, FirstSouth can, in its discretion, make additional contributions to the Retirement Plan. Any contributions by FirstSouth will be fully vested in the participant if he has six years of service with FirstSouth and will be reduced by 20% for each lesser number of years.

         Stock Option Plan for Key Employees. On March 28, 1989 FirstSouth's shareholders approved the FirstSouth Bank Stock Option Plan for Key Employees (the "Employees Stock Option Plan"). The purpose of the Employees Stock Option Plan is to provide an incentive for key employees of FirstSouth and to attract and retain the best available personnel. The total number of shares of Common Stock available for options under the Employees Stock Option Plan is 161,476. The Employees Stock Option Plan is administered by the Compensation Committee (the "Committee") of the Board of Directors. No member of the Committee is eligible to participate in the plan. Options may be granted to salaried employees of FirstSouth or any subsidiary of FirstSouth. The maximum number of shares of Common Stock subject to all options granted to any one employee under the Employees Stock Option Plan may not in the aggregate exceed 40% of the total shares of Common Stock authorized for issuance under the plan. The option price per share shall not be less than the greater of $6.35 or the fair market value of a share at the time the option is granted. The period for exercising the option shall be no more than five years from the date of grant; however, the Committee may, in its discretion, extend the exercise period for an additional five years.

         Options may be granted under the plan which are either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or "nonqualified stock options" in the discretion of the Committee. No option may be granted under the Employees Stock Option Plan after June 30, 1998.

         During the fiscal year ended December 31, 1995, no options were granted to or exercised by the executive officers named or included in the group in the Summary Compensation Table in this Proxy Statement.

         The following table contains certain information with regard to exercises of stock options under the Employees Stock Option Plan by the executive officers named or included in the group in the Summary Compensation Table in this Proxy Statement and year-end option values.



                       AGGREGATED OPTION EXERCISES IN 1995
                       AND DECEMBER 31, 1995 OPTION VALUES


                                                              Number of Unexercised                    Value of Unexercised
                                                                      Options at                       In-the-Money Options
                           Shares                                  Fiscal Year End                        at Fiscal Year End
                           Acquired on      Value                      (#)                                    ($)(1)
                                                         --------------------------------           ----------------
                           Exercise         Realized
Name                         (#)              ($)       Exercisable             Unexercisable       Exercisable      Unexercisable
- -----------                --------         --------    -----------             -------------       -----------      -------------

Wade Williamson, Jr.     -                    -            34,650                  13,565            $220,028          $86,138
 President and Chief
 Executive Officer

Charles T. Canaday, Jr.  _                    _            14,050                  -                 $ 89,218          -
 Senior Vice President

(1) Value represents the difference between the fair market value at December 31, 1995 ($15.00 per share) and the exercise price.

         Compensation of Directors. For the year ended December 31, 1995, the Chairman of the Board and Vice Chairman of the Board received $1,500 per month and $1,400 per month, respectively, in consideration of their services. Each other non-employee member of the Board received $400 for each regularly scheduled meeting of the Board attended. Each member of the Executive Committee and the Loan Committee received $300 for each regularly scheduled committee meeting attended. For all other committees, non-employee directors received $100 per hour of attendance.

         On July 12, 1988 the Board of Directors of FirstSouth adopted the FirstSouth Bank 1988 Stock Option Plan for Directors (the "Directors Plan") and issued all available options thereunder to those directors as reflected in the Ownership of Securities By Certain Beneficial Owners and Management section of this Proxy Statement. The total number of shares of Common Stock available for purchase under the Directors Plan as of January 31, 1996 is 158,915 and the option price is $6.35 per share. The exercise period of the options will terminate on July 12, 1998. During the fiscal year ending December 31, 1995, the only exercise of options under the Directors Plan was by a former director as to 2600 shares.

         TRANSACTIONS WITH DIRECTORS AND PRINCIPAL OFFICERS. Many of the Directors, executive officers of FirstSouth, nominees for election as Director and beneficial owners of more than 5% of the Common Stock ("principal security holders"), members of their immediate families, and companies with which such persons are associated have loan and deposit relationships with FirstSouth. All such relationships were in the ordinary course of business, were on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time for comparable transactions with other persons, and in the opinion of management, none of these transactions involve more than normal risk of collectibility or present other unfavorable features.

         Except as hereinafter noted, the aggregate amount of extensions of credit to any one Director, nominee for director, principal security holder or executive officer, or to such person's family members, companies with which they are associated and associates did not at any time during the period beginning on January 1, 1995 and ending on January 31, 1996 exceed the lesser of 10% of FirstSouth's equity capital accounts at such time or $5,000,000.

         The largest aggregate amount of extensions of credit to Mr. Loren A. Tompkins, a director of FirstSouth, and companies with which Mr. Tompkins was associated during the period beginning on January 1, 1995 and ending on January 31, 1996 was $1,430,714 or 10.22% of the equity capital accounts of FirstSouth as of January 1, 1995. The amount of the extensions of credit outstanding as of January 31, 1996 was $1,401,294.

         The highest balance of extensions of credit in the aggregate to the Directors, nominees for Director, principal security holders, and executive officers of FirstSouth and their associates, as a group, at any time during the period beginning on January 1, 1995 and ending on January 31, 1996 was $6,866,663 (which includes undrawn amounts under lines of credit, Mastercard credit availability and overdraft protection) and the balance outstanding as of January 31, 1996 was $6,866,623.

         COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT. Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, and the Federal Deposit Insurance Corporation Rules and Regulations, FirstSouth's directors, executive officers and beneficial owners of more than 10% of the Common Stock of FirstSouth ("reporting persons") are required to file with the Federal Deposit Insurance Corporation reports relating to their beneficial ownership of the Common Stock of FirstSouth. In general, reporting persons are required to file with the FDIC an initial statement of beneficial ownership on Form F-7 within ten days after becoming a director or an executive officer or the beneficial owner of more than 10% of the Common Stock and thereafter, are required to file with the FDIC a statement of changes in their beneficial ownership on a monthly basis on a Form F-8. Reporting persons may also be required to file with the FDIC an Annual Statement of Beneficial Ownership of Securities on Form F-8A within forty-five days after the end of FirstSouth's fiscal year. During and with respect to the fiscal year ending December 31, 1995, FirstSouth knows of no reports that were not filed; however, Mr. Edwin B. Armstrong filed one report late reporting one transaction on a jointly-owned account and Mr. Loren A. Tompkins filed one report late reporting one transaction.

                                   PROPOSAL II
         AUTHORIZATION TO ACQUIRE FIRSTSOUTH'S OUTSTANDING COMMON STOCK

         The Board of Directors seeks authorization to acquire up to 100,000 shares of its outstanding Common Stock during the period of one year from the date of the Annual Meeting or any adjournments thereof. While no specific transactions are currently being negotiated or contemplated, the Board of Directors recognizes that the Common Stock is not actively traded. Accordingly, the market may have difficulty in absorbing a large block of Common Stock which could result in an artificial, depressant effect upon the price of a share of Common Stock. The Board of Directors believes that the capitalization level of FirstSouth is at such a level that any repurchase of shares would not result in FirstSouth being inadequately capitalized.

         In the event that this proposal is approved by the Shareholders, the Federal Deposit Insurance Corporation and the North Carolina State Banking Commission, any acquisitions of FirstSouth's Common Stock acquired in unsolicited, private transactions will not be greater than the then current price for the Common Stock based upon the mean between the bid and asked prices of the most recent trades computed on a weighted daily average if deemed appropriate by the Board of Directors.

         The affirmative vote of the holders of the majority of FirstSouth's Common Stock outstanding is required to approve FirstSouth's repurchase of shares under this proposal. In addition to the approval by the Shareholders, any purchases of FirstSouth's Common Stock must be approved by the Federal Deposit Insurance Corporation and the North Carolina State Banking Commission.

         The following table reflects the effect that a redemption of 100,000 shares of Common Stock would have upon FirstSouth's capital accounts and certain regulatory ratios as of the dates specified below.

                                                                                                            ProForma
                                                                                  Effect                December 31, 1995
                                                  December 31, 1995           of Redemption 1            After Redemption
                                                  -----------------          -----------------          ------------------

Earning Assets                                       $157,826,472               ($1,550,000)              $156,276,472
                                                      -----------                 ---------                -----------
Total Assets                                         $169,353,926               ($1,550,000)              $167,803,926
                                                      -----------                 ---------                -----------
Risk Weighted Assets 2                               $122,581,843               ($  310,000)              $122,271,843
                                                      -----------                   -------                -----------

Common stock, $3.33 par value                        $  5,755,783               ($  333,000)              $  5,422,783
Surplus                                              $  8,013,011               ($1,217,000)              $  6,796,011
Undivided profits                                    $  2,367,491                                         $  2,367,491
Net unrealized securities
  gains                                              $      9,849                                         $      9,849
                                                       ----------                 ---------                 ----------
Shareholders' Equity                                 $ 16,146,134               ($1,550,000)              $ 14,596,134
                                                       ==========                 =========                 ==========

   Regulatory Capital and Ratios

Leverage Capital                                     $ 15,172,751               ($1,550,000)              $ 13,622,751
Risk-Based Capital                                   $ 16,790,570               ($1,550,000)              $ 15,240,570

Leverage Capital Ratio                                    8.96%                                                8.12%
Risk-Based Captial Ratio                                 13.70%                                               12.46%


1 For purposes of proforma disclosure, the redemption is based on 100,000 shares at the "ask" price of $15.50 per share as of February 29, 1996.

2 For purposes of proforma disclosure, the redemption funding comes from the liquidation of interest-bearing balances with the Federal Home Loan Bank. This category carries a twenty percent (20%) risk weighting for purposes of the risk weighted asset calculation.

         THE BOARD OF DIRECTORS RECOMMENDS TO THE SHAREHOLDERS THAT THEY VOTE THEIR SHARES OF COMMON STOCK IN FAVOR OF THIS PROPOSAL. THE AFFIRMATIVE VOTE OF THE HOLDERS OF THE MAJORITY OF FIRSTSOUTH'S OUTSTANDING COMMON STOCK IS REQUIRED FOR APPROVAL.


                                  PROPOSAL III
                      RATIFICATION OF INDEPENDENT AUDITORS

         Subject to ratification by the shareholders, the Board of Directors of FirstSouth has appointed KPMG Peat Marwick as independent auditors to audit the financial statements of FirstSouth for the fiscal year ended December 31, 1996. KPMG Peat Marwick served as the independent auditors of FirstSouth for the fiscal year ended December 31, 1995. While shareholder approval of the appointment of auditors is not required by law, the Board of Directors desires to submit its appointment of KPMG Peat Marwick to the shareholders for their ratification. If the shareholders do not ratify the appointment of KPMG Peat Marwick, the Board of Directors, although not legally required to do so, would seriously consider appointing another firm to serve as independent auditors. A representative of KPMG Peat Marwick is expected to be present at the Annual Meeting of Shareholders. Such representative will be available to respond to appropriate questions and will be permitted, if such representative desires, to make a statement at the Annual Meeting.

                  THE BOARD OF DIRECTORS OF FIRSTSOUTH RECOMMENDS TO THE SHAREHOLDERS THAT THEY VOTE THEIR SHARES OF COMMON STOCK IN FAVOR OF THE RATIFICATION OF KPMG PEAT MARWICK AS INDEPENDENT AUDITORS OF FIRSTSOUTH FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996.

                       FILING OF REPORTS WITH THE FEDERAL
                          DEPOSIT INSURANCE CORPORATION

         FirstSouth's Form F-1 to register its Common Stock under Section 12(g) of the Securities Exchange Act of 1934 was filed with the Federal Deposit Insurance Corporation on May 1, 1989 and the registration of the Common Stock became effective on June 30, 1989.

                  ON THE WRITTEN REQUEST OF A SHAREHOLDER, A COPY OF FIRSTSOUTH'S ANNUAL REPORT ON FORM F-2 AS FILED WITH THE FEDERAL DEPOSIT INSURANCE CORPORATION WILL BE FURNISHED TO SUCH SHAREHOLDER WITHOUT CHARGE. THE FORM F-2 CONTAINS FINANCIAL STATEMENTS, SCHEDULES AND OTHER PERTINENT INFORMATION ABOUT FIRSTSOUTH. THE MAILING ADDRESS OF FIRSTSOUTH, AND THE ADDRESS AND TELEPHONE NUMBER WHICH SHOULD BE USED TO REQUEST A COPY OF THIS REPORT, IS MR. WADE WILLIAMSON, JR., PRESIDENT, FIRSTSOUTH BANK, P.O. DRAWER 2957, BURLINGTON, NC 27216; (910) 570-6006.

         The Form F-2 will also serve as FirstSouth's Annual Disclosure Statement as required by Part 350 of the Federal Deposit Insurance Corporation Rules and Regulations and is available as indicated above.

                            PROPOSALS OF SHAREHOLDERS

         Any proposal of a shareholder which is intended to be presented at the 1997 Annual Meeting of Shareholders must be received by FirstSouth at its main office located at 2946 South Church Street, Burlington, North Carolina no later than December 22, 1996 in order that such proposal be timely received for inclusion in the proxy statement and the form of proxy to be issued in connection with that meeting. It is anticipated that the 1997 Annual Meeting will be held on a date during April of 1997.

                                  OTHER MATTERS

         The Board of Directors knows of no other business that should be brought before the Annual Meeting or any adjournments thereof. Should other matters properly come before the Annual Meeting, the persons named in the proxy to represent the shareholders will vote according to their best judgement on such matters.